Exhibit 4.6

AcuityAds Holdings Inc.

Notice of Annual Meeting of Shareholders

And

Management Information Circular

May 13, 2021

Table of Contents

MANAGEMENT INFORMATION CIRCULAR	1

Meeting Procedures	2

Voting Procedures	3

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS	7

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	7

PARTICULARS OF ANNUAL MATTERS TO BE ACTED UPON	7

Financial Statements	7

Appointment of Auditor	7

Election of Directors	8

COMPENSATION DISCUSSION AND ANALYSIS	17

PERFORMANCE GRAPH	19

COMPENSATION GOVERNANCE	20

SUMMARY COMPENSATION TABLE	21

INCENTIVE PLAN AWARDS FOR NAMED EXECUTIVE OFFICERS	22

Outstanding Share-Based Awards and Option-Based Awards	22

Value Vested or Earned During the Year	23

PENSION PLAN BENEFITS	23

DEFERRED COMPENSATION PLANS	23

TERMINATION AND CHANGE OF CONTROL BENEFITS	23

DIRECTOR COMPENSATION	25

Compensation Philosophy and Objectives	25

Director Compensation Table	25

Incentive Plan Awards for Directors	26

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	28

Description of the Omnibus Incentive Plan	28

Description of the Option Plan	30

Description of the DSU Plan	32

STATEMENT OF CORPORATE GOVERNANCE PRACTICES	34

Board of Directors	34

Directorships	35

Board Mandate	35

Position Descriptions	36

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Table of Contents

(continued)

ii

MANAGEMENT INFORMATION CIRCULAR

This management information circular (the “Circular”) is furnished in connection with the solicitation by management of AcuityAds Holdings Inc. (“AcuityAds” or the “Corporation”) of proxies to be used at the annual meeting (the “Meeting”) of the holders (“Shareholders”) of common shares in the capital of the Corporation (“Common Shares”) referred to in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) to be held on June 16, 2021, at the time and through the virtual meeting portal as set forth in the Notice.

In light of ongoing public health concerns and restrictions with respect to the COVID-19 pandemic and in order to protect the health and safety of our shareholders, employees and the broader community, the Corporation will be hosting the Meeting virtually via live audio webcast. Shareholders will be able to listen, participate and vote at the Meeting in real time through a web-based platform instead of attending the Meeting in person. For further information on attending, participating and voting at the Meeting, please see “Meeting Procedures” and “Voting Procedures” below beginning on pages 4 and 5, respectively.

This Circular describes the items to be voted on at the Meeting as well as the voting process, and provides information about trustee and executive compensation, governance practices and other relevant matters. The information in this Circular is presented as at May 13, 2021, unless indicated otherwise. The board of directors of the Corporation (the “Board”) has by written resolution fixed May 7, 2021 as the record date for the Meeting (the “Record Date”). All dollar amounts referenced herein, unless otherwise indicated, are expressed in Canadian dollars.

In this document, “you” and “your” refer to the shareholders of Corporation. “AcuityAds” or the “Corporation” means AcuityAds Holdings Inc. and its subsidiary entities on a consolidated basis and, in the case of references to matters undertaken by a predecessor in interest to the Corporation or its subsidiary entities, includes each such predecessor in interest, unless the context otherwise requires.

No person has been authorized to give any information or to make any representation in connection with any other matters to be considered at the Meeting other than those contained in this Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.

NOTICE TO SHAREHOLDERS NOT RESIDENT IN CANADA

The Corporation is established under the laws of Canada. The solicitation of proxies involves securities of a Canadian issuer and is being effected in accordance with applicable corporate and securities laws in Canada. The proxy rules under the United States Securities Exchange Act of 1934, as amended, are not applicable to the Corporation or this solicitation. Accordingly, this solicitation is not being effected in accordance with such U.S. laws. Shareholders should be aware that the requirements applicable to the Corporation under Canadian laws may differ from requirements under corporate and securities laws applicable to corporations in other jurisdictions.

The enforcement by investors of civil liabilities under U.S. federal securities laws or the securities laws of other jurisdictions outside of Canada may be affected adversely by the fact that the Corporation is formed under the laws of Canada and that certain directors and officers are not residents of the United States. You may not be able to sue the Corporation or its directors or officers in a Canadian court for violations of U.S. or other foreign securities laws. It may be difficult to compel the Corporation to subject itself to a judgment of a court outside of Canada.

NO SECURITIES REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.

Meeting Procedures

When is the Record Date?

The Board of Directors has fixed the close of business on May 7, 2021 as the record date for the Meeting. Only Shareholders of record at the close of business on the Record Date will be entitled to notice of the Meeting or any adjournment or postponement thereof, and to vote at the Meeting. No Shareholder who becomes a Shareholder of record after that time will be entitled to vote at the Meeting, or any adjournment or postponement thereof.

Who may attend the Meeting?

Anyone who holds Common Shares as of the Record Date or has been appointed proxyholder by such a shareholder, is entitled to attend the Meeting.

Who may vote at the Meeting and what are we voting on?

There are two types of shareholders who can vote at the Meeting: “registered shareholders” and “non-registered shareholders”. Registered shareholders hold their Common Shares in their own name, and this name appears on the share register maintained by the Corporation’s transfer agent. Non-registered shareholders hold their Common Shares through an intermediary such as a bank, investment dealer, trust company or other financial institution. Common Shares held by non-registered shareholders are registered in the name of the applicable intermediary on the share register maintained by the Corporation’s transfer agent.

If you are a registered shareholder and hold Common Shares as of the close of business on the Record Date, or have been appointed proxyholder by such a shareholder, you have the right to cast one vote per Common Share on the business matters set out in the accompanying Notice and any other matters which properly come before the Meeting.

If you are a non-registered shareholder, in order to vote your beneficially owned Common Shares you must carefully follow the instructions provided by the financial intermediary that manages your account. Without specific instructions, intermediaries are prohibited from voting for their clients. Therefore, non-registered shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person at the appropriate time. A non-registered shareholder cannot use a voting instruction form or form of proxy to vote Common Shares directly at the Meeting. Non-registered shareholders must carefully follow the instructions provided by their financial intermediary if they wish to vote their Common Shares at the Meeting. Voting instruction forms must be returned sufficiently in advance of the Meeting to have those Common Shares voted. Please consult with your financial intermediary for further information.

How do I attend the Virtual Only Meeting?

Registered shareholders and duly appointed proxyholders will be able to attend the Meeting, ask questions and vote, all in real time, online using the web link and password provided in the accompanying Notice. Registered shareholders and duly appointed third party proxyholders can vote at the appropriate times during the Meeting. Guests, including non-registered beneficial shareholders who have not duly appointed a third party proxyholder, can log in and listen to the Meeting as set out below, but are not able to vote. It is important that you are connected to the internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the Meeting online and complete the related procedure.

•	Log in using the following link: https://virtual-meetings.tsxtrust.com/1131. We recommend that you log in at least one hour before the Meeting starts.

•	If you have voting rights, click “I have a control number” and then enter your Control Number and Password “acuityads2021” (case sensitive).

OR

•	If you do not have voting rights, click “I am a Guest” and then complete the online form.

Registered shareholders: The Control Number located on the form of proxy or in the email notification you received is your Control Number.

Duly appointed proxyholders: TSX Trust Company (“TSX Trust”) will provide the proxyholder with a Control Number by e-mail after the proxy Voting Deadline (as defined below) has passed and the proxyholder has been duly appointed AND registered as described in “How do I appoint someone else to attend the Meeting and vote my Common Shares for me?” below.

United States Beneficial Owners: To attend and vote at the virtual Meeting, you must first obtain a valid legal proxy from your intermediary and then register in advance to attend the Meeting. Follow the instructions from your intermediary included with these proxy materials, or contact your intermediary to request a legal proxy form. After first obtaining a valid legal proxy from your intermediary, to then register to attend the Meeting, you must submit a copy of your legal proxy to TSX Trust. Requests for registration should be directed to: TSX Trust Company, 301 – 100 Adelaide Street West Toronto, Ontario M5H 4H1 OR Email at: tsxtrustproxyvoting@tmx.com.

Requests for registration must be labeled as “Legal Proxy” and be received no later than the Voting Deadline (as defined below). You will receive a confirmation of your registration by email after TSX Trust receives your registration materials. You may attend the Meeting and vote your shares at during the Meeting using the log in procedure described above. Please note that you are required to register your appointment at https://tsxtrust.com/resource/en/75.

How many shareholders are needed to reach a quorum?

A quorum is reached with at least two persons present who hold, or represent by proxy, in the aggregate at least 10% of the issued and outstanding Common Shares as at the Record Date, being the shares entitled to be voted at the Meeting.

How many shares are outstanding?

The authorized capital of AcuityAds consists of an unlimited number of Common Shares and an unlimited number of preference shares. As at the Record Date, AcuityAds has 54,637,850 Common Shares issued and outstanding and no preference shares issued and outstanding. Each Common Share entitles the holder thereof to one vote on all matters to be acted upon at the Meeting. In accordance with the provisions of the Canada Business Corporations Act (the “CBCA”), the Corporation will arrange for the preparation of a list of holders of Common Shares as of the Record Date.

Voting Procedures

Am I a registered or non-registered shareholder?

You are a registered shareholder if you have a share certificate in your name. You are a non-registered shareholder if your Common Shares are registered in the name of an intermediary (such as a bank, trust company, trustee, investment dealer, clearing agency or other institution). If you hold your Common Shares through a brokerage account, it is highly likely you are a non-registered shareholder.

How can I vote if I am a registered shareholder?

•	By casting your vote online in advance at www.voteproxyonline.com, alternatively you may return your completed proxy by mail or deliver it in accordance with the instructions on your proxy;

•	By attending the Meeting virtually and voting at the prompted times during the Meeting; or

•	By appointing someone else as proxy to attend the Meeting virtually and vote your Common Shares for you, by following the instructions provided on your proxy.

When voting other than at the Meeting, please ensure you leave sufficient time for your proxy to be received by TSX Trust before 9:30 a.m. (Eastern Daylight Time) on Monday, June 14, 2021 (or a day other than a Saturday, Sunday or holiday which is at least 48 hours before any adjournment or postponement of the Meeting).

How may I vote if I am a non-registered shareholder?

The majority of investment brokers and dealers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically asks non-registered shareholders to vote via the internet at www.proxyvote.com, by telephone using the number listed on the voting instruction form, or by returning the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting.

If you are a non-registered shareholder and you receive your materials through an investment dealer or other intermediary, complete and return the forms entitling you to vote by following the instructions in those forms. The materials are being sent to both registered and non-registered owners of Common Shares (including non-objecting beneficial owners). If you are a non-registered owner, and the Corporation or its agent has sent these materials directly to you, your name and address and information about your holdings of Common Shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Corporation (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions.

If you are a non-registered shareholder and wish to vote at the Meeting, you MUST insert your own name in the space provided on the voting information form sent to you by your intermediary, follow all of the applicable instructions provided by your intermediary AND register yourself as your proxyholder, as described under “How do I appoint someone else to attend the Meeting and vote my Common Shares for me?” below. By doing so, you are instruction you intermediary to appoint you as its proxyholder. It is important that you carefully follow the instructions and comply with the signature and return requirements provided by your intermediary.

Non-registered shareholders should pay particular attention to any deadline specified on the voting information form as this deadline may be different (and earlier) than the proxy Voting Deadline for registered shareholders described below. TSX Trust must receive non-registered shareholders’ voting instructions from Broadridge in advance of 9:30 a.m. (Eastern Daylight Time) on Monday, June 14, 2021 (or a day other than a Saturday, Sunday or holiday which is at least 48 hours before any adjournment or postponement of the Meeting).

Do not otherwise complete the request for voting instructions sent to you as you will be voting at the Meeting. Note that non-registered shareholders cannot use a voting information form provided by Broadridge to vote their Common Shares directly at the Meeting.

How do I appoint someone else to attend the Meeting and vote my Common Shares for me?

Mr. Tal Hayek, the Chief Executive Officer and a Director of the Corporation and Mr. Jonathan Pollack, the Chief Financial Officer of the Corporation have been named in the proxy to represent shareholders at the Meeting. Note that Mr. Jonathan Pollack is not related to Mr. Sheldon Pollack, Chairman of the Board.

Registered and non-registered shareholders who wish to appoint a person (a “third party proxyholder”) other than the management nominees identified in the form of proxy or voting instruction form as proxyholder (including themselves) to attend and participate at the Meeting as their proxyholder and vote their Common Shares MUST submit their form of proxy or voting instruction form, as applicable, appointing that person as proxyholder AND register that proxyholder, as described below. Registering your proxyholder is an additional step to be completed IN ADDITION TO submitting your form of proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving a Control Number that is required to vote at the Meeting and only being able to attend as a guest.

•	Step 1 – Submit your form of proxy or voting instruction form: To appoint a third party proxyholder, insert that person’s name in the blank space provided in the form of proxy or voting instruction form (if permitted) and follow the instructions for submitting such form of proxy or voting instruction form.

•	Step 2 – Register your proxyholder: To register a third party proxyholder, such third party proxyholder must contact TSX Trust at TMXEInvestorServices@tmx.com to request a control number to be represented or voted at the meeting by no later than 9:30 a.m. (Eastern Daylight Time) on June 14, 2021 (the “Voting Deadline”). It is the shareholder’s responsibility to advise their third party proxyholder to contact TSX Trust to request a Control number. Without a Control Number, proxyholders will not be able to vote at the Meeting but will be able to participate as a guest.

Is there a deadline for my proxy to be received?

Yes. Your proxy must be received by TSX Trust Company, 301 – 100 Adelaide Street West Toronto, Ontario M5H 4H1 no later than 9:30 a.m. (Eastern Daylight Time) on Monday, June 14, 2021. You may also vote by fax, by phone or over the internet by following the instructions on the form of proxy. If the Meeting is adjourned or postponed, your proxy must be received 48 hours, excluding weekends and holidays, before the adjourned or postponed meeting date.

Late proxies may be accepted or rejected by the Chair of the Meeting in his discretion, and the Chair is under no obligation to accept or reject any particular late proxy. The Chair of the Meeting may waive or extend the proxy cut- off without notice.

How will my Common Shares be voted if I return a proxy?

Common Shares represented by a proxy will be voted or withheld from voting, as the case may be, on any ballot that may be called for at the Meeting. A shareholder or intermediary may direct the manner in which the Common Shares represented by the proxy are to be voted by marking the form of proxy accordingly. Where a choice is specified, the Common Shares represented by the proxy will be voted or withheld from voting in accordance with the choice specified. Where no choice is specified in the proxy with respect to a matter identified therein, the Common Shares represented will be voted in favour of all the resolutions described herein and on any ballot that may be called for on that matter.

What happens if there are amendments or variations or other matters brought before the Meeting?

The form of proxy confers discretionary authority upon the proxyholder in respect of amendments or variations to the matters identified in the accompanying Notice, and in respect of any other matters that may properly come before the Meeting.

Your voting instructions provided by proxy give discretionary authority to the person you appoint as proxyholder to vote as he or she sees fit on any amendment or variation to any of the matters identified in the Notice and any other matters that may properly be brought before the Meeting, to the extent permitted by law. As of the date hereof, neither the directors nor executive officers of the Corporation are aware of any variation, amendment or other matter to be presented for a vote at the Meeting.

What if I change my mind?

If you are a registered shareholder and have voted by proxy, you may revoke your proxy by delivering to TSX Trust a duly executed proxy with a later date by paper, or by delivering a form of revocation of proxy. Any new voting instructions, however, will only take effect if received by TSX Trust Company, 301 – 100 Adelaide Street West Toronto, Ontario M5H 4H1 by 9:30 a.m. (Eastern Daylight Time) on Monday, June 14, 2021, or if the Meeting is postponed or adjourned, no later than 48 hours, excluding weekends and holidays, before the date and time of the postponed or adjourned meeting.

If you are a registered shareholder and have voted by proxy, you may also revoke your proxy by an instrument in writing executed by a shareholder or by a shareholder’s attorney authorized in writing (or, if the shareholder is a corporation, by a duly authorized officer or attorney) and deposited at the registered office of the Corporation at Suite 1200, 70 University Avenue, Toronto, Ontario M5J 2M4 any time up to and including the last business day preceding the day of the Meeting.

If you are a registered shareholder, you may also revoke your proxy and vote at the Meeting, or any adjournment or postponement thereof, by delivering a form of revocation of proxy to the Chairman of the Meeting at the Meeting before the vote, in respect of which the proxy is to be used, is taken. You may also revoke your proxy in any other manner permitted by law.

If you are a non-registered shareholder, you may revoke your proxy or voting instructions in accordance with the procedure set forth in your voting information form or by contacting the individual who serves your account.

Who is soliciting my proxy?

Your proxy is being solicited on behalf of management of AcuityAds for use at the Meeting to be held at the time and place and for the purposes set forth in the accompanying Notice and the Corporation will pay for the cost of solicitation.

Mailing/Delivery of Meeting Materials

AcuityAds’ management will solicit proxies either by mail to your latest address shown on the register of shareholders or by electronic mail to the e-mail address you provided. Additionally, employees or agents may solicit proxies personally, by email, by telephone or other ways at a nominal cost to the Corporation.

What if I have more questions?

If you have any questions about the information contained in this Circular or need assistance in completing your proxy form, please contact AcuityAds by phone at 416-218-9888 or by mail at the address shown on the Corporation’s SEDAR profile at www.sedar.com.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

The authorized capital of AcuityAds consists of an unlimited number of Common Shares and an unlimited number of preference shares. As at the Record Date, AcuityAds has 54,637,850 Common Shares issued and outstanding and no preference shares issued and outstanding. Each Common Share entitles the holder thereof to one vote on all matters to be acted upon at the Meeting.

To the knowledge of the directors and executive officers of the Corporation, as of the date hereof, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying 10% or more of the voting rights attached to any class of voting securities of the Corporation, except as set forth in the table below.

Name of Shareholder	Number of Common Shares Held	Percentage of Common Shares Outstanding
Fidelity Investment Canada ULC(1)	5,625,538	10.296%

Notes:

(1)	Includes Common Shares held by affiliates. The Corporation does not directly have this information and has relied on public filings provided by Fidelity Investment Canada ULC for the purposes of this disclosure.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No (a) director or executive officer of the Corporation who has held such position at any time during the financial year ended December 31, 2020; (b) proposed nominee for election as a director of the Corporation; or (c) associate or affiliate of any of the persons in (a) or (b) has any material interest, direct or indirect, by way of beneficial ownership of securities the Corporation or otherwise, in any matter to be acted upon at the Meeting, other than the election of directors or the appointment of auditors.

PARTICULARS OF ANNUAL MATTERS TO BE ACTED UPON

Financial Statements

The Corporation’s audited annual financial statements for the financial year ended December 31, 2020 and the report of the auditor thereon will be placed before shareholders at the Meeting, but no vote thereon is required. These documents are available upon request and free of charge from the Corporation and they can also be found under the Corporation’s profile on SEDAR at www.sedar.com.

Appointment of Auditor

The auditor of the Corporation is PricewaterhouseCoopers LLP, Chartered Professional Accountants (“PwC”), PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario M5J 0B2. PwC was first appointed as auditor of the Corporation on August 18, 2015.

The Board recommends that PwC be re-appointed to serve as the Corporation’s auditor until the next annual meeting of shareholders, and that shareholders authorize the Board to fix their remuneration. To be effective, the resolution appointing PwC as the auditor of the Corporation and to authorize the Board to fix their remuneration must be approved by a majority of the votes (at least 50% plus one) cast by the shareholders who vote at the Meeting or by proxy at the Meeting on such resolution. Unless authority is withheld, the persons named in the accompanying proxy intend to vote FOR the appointment of PwC as the auditor of the Corporation until the next annual meeting of shareholders and to authorize the Board to fix their remuneration.

Election of Directors

The Corporation’s articles of incorporation provide that the Board consist of a minimum of three and a maximum of ten directors with the actual number to be determined from time to time by the Board. The Board currently consists of seven directors and the term of office of each of the present directors expires at the close of the Meeting. The Board has determined that, at the present time, there will be seven directors. All of the individuals who have been nominated as directors are currently members of the Board and were elected at the Corporation’s 2020 annual shareholder meeting, except for Elisabeth Donohue, who is being proposed for election for the first time. At the Meeting, the seven incumbent directors, set out in the table below, will be proposed for election as directors of the Corporation (the “Nominees”). All Nominees have established their eligibility and willingness to serve as directors. Each director elected will hold office until the close of the next annual meeting of shareholders or until such person’s successor is elected or appointed.

Unless authority is withheld, the persons named in the accompanying proxy intend to vote FOR the election of the Nominees. The Corporation’s management does not contemplate that any of the Nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, it is intended that discretionary authority will be exercised by the persons named in the accompanying proxy to vote the proxy for the election of any other person or persons in place of any Nominee or Nominees unable to serve.

In accordance with the requirements of the Toronto Stock Exchange (“TSX”), the Board has adopted a majority voting policy (the “Majority Voting Policy”), which requires that in an uncontested election of directors, if any nominee receives a greater number of votes “withheld” than votes “for”, the nominee will tender a resignation to the chair of the Board promptly following the Meeting. The Compensation and Corporate Governance Committee (the “CCG Committee”) will consider such offer and make a recommendation to the Board whether to accept it or not. The Board will promptly accept the resignation unless it determines, in consultation with the CCG Committee, that there are exceptional circumstances that should delay the acceptance of the resignation or justify rejecting it. The Board will make its decision within 90 days following the meeting of shareholders and promptly announce it in a press release, and should the Board decline to accept the resignation, the press release will include the reasons for its decision. A director who tenders a resignation pursuant to the Majority Voting Policy will not participate in any meeting of the Board or the CCG Committee at which the resignation is considered. A copy of the Corporation’s Majority Voting Policy is available on the Corporation’s website at www.acuityads.com.

The Corporation’s director Nominees hold an aggregate of 4,555,649 Common Shares representing approximately 8.34% of the Common Shares issued and outstanding as at the date of this Circular. The following tables set forth the name, province or state of residence, position held with the Corporation, the date each Nominee was elected to the Board, principal occupation, a brief biography, committee memberships, the number of Common Shares, Options, DSUs and RSUs that are beneficially owned, directly or indirectly, or which control or direction is exercised, by each Nominee, and whether the Nominee meets the share ownership requirements (in accordance with the Share Ownership Policy, as defined below) as at December 31, 2020.

TAL HAYEK	Non-Independent
Residence: Ontario, Canada	Biography:
Position with the Corporation: Co-Founder, Chief Executive Officer and Director	Mr. Hayek has served as AcuityAds’ Chief Executive Officer since October 2009. In 2004, he founded an ad-tech company, which provided a marketing platform focused on lead generation and customer acquisition. This company was subsequently sold in 2006 to a public company. Mr. Hayek continued with the company for two years and was a key contributor in helping the company’s revenue grow to $110 million in 2008.
Director since: October 9, 2009	Committees: None
Principal Occupation: President and Chief Executive Officer of the Corporation	Public Board Memberships During Last Five Years:
	AcuityAds	(2009 – Present)

NUMBER OF SECURITIES BENEFICIALLY OWNED, CONTROLLED OR DIRECTED (as at December 31, 2020).
Common Shares	Percentage of Common Shares	Options	DSUs	RSUs	Total Number of Common Shares, Options, DSUs and RSUs	Total Value of Common Shares, DSUs and RSUs based on a closing market price of $14.29 as at December 31, 2020.
2,655,801	4.97%	125,000	0	193,304	2,974,105	$40,713,710

SHARE OWNERSHIP POLICY GUIDELINES

Date by which the Share Ownership Policy guidelines are to be met: May 10, 2024 Have Share Ownership Policy guidelines been met: Yes

SHELDON POLLACK	Independent
Residence:	Biography:
Ontario, Canada

Sheldon Pollack is the President of Ov2 Capital Inc., a private investment holding company. Mr. Pollack is a serial entrepreneur – starting his first venture at the age of 16 and co-founded OnX Enterprise Solutions at the age of 21. OnX grew to become one of North America’s largest IT services company with revenues of approximately $1 Billion. In 2017, OnX was acquired by Cincinnati Bell. Mr. Pollack went on to become co-founder and Chairman of OverActive Media Corp., a global e-sports organization and the owner of The Toronto Defiant, Toronto Ultra and The MAD Lions. OverActive Media Corp. was recently ranked by Forbes Magazine as one of the world’s most valuable esports organizations.

Mr. Pollack remains an active private and public market investor in earlier stage technology companies. He currently serves as Chairman and Director of AcuityAds, Chairman of OverActive Media Corp. and is a member of the board of Ov2 Investments 1 and Exelerate Capital.

Mr. Pollack serves on the board of Sunnybrook Hospital Foundation and in 2012, he founded AbilityGives.org, a charity dedicated to providing highly specialized equipment to children and young adults with special needs.

Position with the Corporation:
Chairman and Director
Director since:
January 9, 2013
Principal Occupation:
Chairman, OverActive Media Corp., President, Ov2 Capital Inc., Co-Founder of OnX and Early Stage Investor
Committees:
Mr. Pollack is a member of the Audit Committee and a member of the Compensation and Corporate Governance Committee.
Public Board Memberships During Last Five Years:
	Exelerate Capital Corp. OV2 Investment 1 Inc. AcuityAds	(2018 – Present) (2016 – Present) (2013 – Present)

NUMBER OF SECURITIES BENEFICIALLY OWNED, CONTROLLED OR DIRECTED (as at December 31, 2020).
Common Shares	Percentage of Common Shares	Options	DSUs	RSUs	Total Number of Common Shares, Options, DSUs and RSUs	Total Value of Common Shares, DSUs and RSUs based on a closing market price of $14.29 as at December 31, 2020.
1,759,482	3.29%	130,000	103,543	0	1,993,025	$26,622,627

SHARE OWNERSHIP POLICY GUIDELINES

Date by which the Share Ownership Policy guidelines are to be met: May 10, 2024 Have Share Ownership Policy guidelines been met: Yes

ROGER DENT	Independent
Residence:	Biography:
Ontario, Canada	Mr. Dent has served as the Chief Executive Officer and a director of Quinsam Capital Corporation since December 2013 and is a director of Omni-Lite Industries Canada, Inc., VitalHub Corp., Deveron UAS Corp., and California Nanotechnologies Corp. from 2003 to 2011, he held various positions, including portfolio manager, with Matrix Fund Management Inc., where he managed the Matrix Strategic Small Cap Fund and the Matrix Small Companies Fund. He was formerly Vice-Chairman of one of Canada’s largest independent investment dealers and was Managing Director and Deputy Manager of Research at CIBC World Markets. He holds a Master of Business Administration from Harvard Business School and a Bachelor of Commerce from Queen’s University.
Position with the Corporation:
Director
Director since:
July 16, 2014
Principal Occupation:	Committees:
Chief Executive Officer of Quinsam Capital Corporation	Mr. Dent is a member of the Audit Committee and the Chair of the Compensation and Corporate Governance Committee.
Public Board Memberships During Last Five Years:
	Omni-Lite Industries Canada, Inc. VitalHub Corp. Deveron UAS Corp. California Nanotechnologies Corp. AcuityAds Quinsam Capital Corporation	(2016 – Present) (2015 – Present) (2015 – Present) (2014 – Present) (2014 – Present) (2013 – Present)

NUMBER OF SECURITIES BENEFICIALLY OWNED, CONTROLLED OR DIRECTED (as at December 31, 2020).
Common Shares	Percentage of Common Shares	Options	DSUs	RSUs	Total Number of Common Shares, Options, DSUs and RSUs	Total Value of Common Shares, DSUs and RSUs based on a closing market price of $14.29 as at December 31, 2020.
70,000	0.130%	70,000	103,543	0	243,549	$2,479,929

SHARE OWNERSHIP POLICY GUIDELINES

Date by which the Share Ownership Policy guidelines are to be met: May 10, 2024 Have Share Ownership Policy guidelines been met: Yes

IGAL MAYER	Independent
Residence:	Biography:
Ontario, Canada	Mr. Mayer has over 30 years of experience in the financial services industry. He is the Chief Executive Officer of Kanetix Ltd. since September 2018 and previously was the Co-Chairman and Chief Executive Officer of RDA Insurance Inc. since January 2014. Prior to that, Mr. Mayer held various positions at Aviva plc and Aviva Canada Inc. for over 23 years, including Executive Director, Chief Executive Officer of Aviva Europe, Chief Executive Officer of Aviva North America, Chief Executive Officer of Aviva UKGI and Chief Executive Officer of Aviva Canada. Mr. Mayer previously served as the Chief Financial Officer at Canadian General Insurance Group, where he led the successful sale of the company. Mr. Mayer is a Certified Public Accountant and Chartered Accountant with the Canadian Institute of Chartered Accountants and holds a Bachelor of Arts in Economics and Commerce from the University of Toronto.
Position with the Corporation:
Director
Director since:
July 16, 2014
Principal Occupation:	Committees:
Chief Executive Officer of Kanetix Ltd.	Mr. Mayer is the Chair of the Audit Committee and a member of the Compensation and Corporate Governance Committee.
Public Board Memberships During Last Five Years:
	AcuityAds	(2014 – Present)

NUMBER OF SECURITIES BENEFICIALLY OWNED, CONTROLLED OR DIRECTED (as at December 31, 2020).
Common Shares	Percentage of Common Shares	Options	DSUs	RSUs	Total Number of Common Shares, Options, DSUs and RSUs	Total Value of Common Shares, DSUs and RSUs based on a closing market price of $14.29 as at December 31, 2020.
51,666	0.10%	70,000	103,543	0	225,210	$2,217,951

SHARE OWNERSHIP POLICY GUIDELINES

Date by which the Share Ownership Policy guidelines are to be met: May 10, 2024 Have Share Ownership Policy guidelines been met: Yes

YISHAY WAXMAN	Independent
Residence:	Biography:
Ontario, Canada	Mr. Waxman is an entrepreneur, investor and start-up advisor and has been co-founder and president of Platterz Inc. and president of YW Consulting, a marketing and advertising consulting company, since June 2005. He has worked in the mobile industry for over 18 years, selling platforms and solutions to more than 350 operators worldwide. Most recently, he was the co-founder of Jumptap, Inc., which was acquired in November 2013 by Millennial Media. He holds a Master of Business Administration from Heriot-Watt University (Israel) and a Honours Bachelor of Arts from McMaster University.
Position with the Corporation:
Director
Director since:
July 16, 2014
Principal Occupation:	Committees:
Co-founder and President of Platterz Inc.	Mr. Waxman is a member of the Audit Committee and a member of the Compensation and Corporate Governance Committee.
Public Board Memberships During Last Five Years:
	AcuityAds	(2014 – Present)

NUMBER OF SECURITIES BENEFICIALLY OWNED, CONTROLLED OR DIRECTED (as at December 31, 2020).
Common Shares	Percentage of Common Shares	Options	DSUs	RSUs	Total Number of Common Shares, Options, DSUs and RSUs	Total Value of Common Shares, DSUs and RSUs based on a closing market price of $14.29 as at December 31, 2020.
18,700	0.04%	30,000	92,758	0	141,458	$1,592,735

SHARE OWNERSHIP POLICY GUIDELINES

Date by which the Share Ownership Policy guidelines are to be met: May 10, 2024 Have Share Ownership Policy guidelines been met: Yes

COREY FERENGUL	Independent
Residence:	Biography:
Illinois, U.S.A.	Mr. Ferengul is an experienced technology executive and investor. Most recently (from September 2017 to October 2018) he served as Executive Chairman and CEO of Magnetic, a leader in AI powered digital advertising, which was sold to Deloitte Digital. He is also a Board Member and active investor for Hyde Park Angels, a leading Midwest angel investment group. Additionally, he serves on Boards of Directors for Provi, dScout and Packback as well as advisory boards for several other companies. Mr. Ferengul was CEO of Undertone, a New York based ad-tech company from 2013 until its sale in 2015. Previously he spent six years as an executive of Rovi Corporation (now Tivo) as Executive VP of Product responsible for corporate and product strategy, engineering, & global marketing. Earlier in his career he held many roles in large and small organizations such as Platinum Technology (acquired by CA) and Meta Group (acquired by Gartner Group).
Position with the Corporation:
Director
Director since:
May 28, 2019
Principal Occupation:	Committees:
Investor with Hyde Park Angels	Mr. Ferengul is a member of the Audit Committee and a member of the Compensation and Corporate Governance Committee.

Public Board Memberships During Last Five Years:
	AcuityAds	(2019 – Present)

NUMBER OF SECURITIES BENEFICIALLY OWNED, CONTROLLED OR DIRECTED (as at December 31, 2020).
Common Shares	Percentage of Common Shares	Options	DSUs	RSUs	Total Number of Common Shares, Options, DSUs and RSUs	Total Value of Common Shares, DSUs and RSUs based on a closing market price of $14.29 as at December 31, 2020.
Nil	Nil	67,000	0	0	67,000	Nil

SHARE OWNERSHIP POLICY GUIDELINES

Date by which the Share Ownership Policy guidelines are to be met: May 10, 2024 Have Share Ownership Policy guidelines been met: No

ELISABETH DONOHUE	Independent
Residence:	Biography:
New York, U.S.A.	Ms. Donohue is an experienced public board director and chief executive officer with extensive expertise in global consumer marketing. Most recently, Ms. Donohue served as CEO of Publicis Spine, a data and technology start-up of Publicis Groupe, and Chief Integration Officer of Publicis Groupe. From 2016 to 2017, she was the Global Brand President at Starcom Worldwide, also a division of Publicis Groupe, and prior to that, she served as CEO of Starcom USA, a division of Starcom Worldwide, from 2009 to 2016. She has significant expertise in marketing and communications, data and analytics and strategic planning. She presently serves on the board of directors of NRG Energy, Inc. as well as two not-for-profit boards, She Runs It and Milton Academy. Ms. Donohue holds a Bachelor of Arts in Organizational Behavior and Management and Business Economics from Brown University.
Position with the Corporation:
Proposed New Director
Director since:
N/A
Principal Occupation:	Committees:
Independent Board Member	None.
Public Board Memberships During Last Five Years:
	NRG Energy, Inc. Synacor Inc.	(2020 – Present) (2017 – 2021)

NUMBER OF SECURITIES BENEFICIALLY OWNED, CONTROLLED OR DIRECTED (as at December 31, 2020).
Common Shares	Percentage of Common Shares	Options	DSUs	RSUs	Total Number of Common Shares, Options, DSUs and RSUs	Total Value of Common Shares, DSUs and RSUs based on a closing market price of $14.29 as at December 31, 2020.
Nil	Nil	Nil	Nil	Nil	Nil	Nil

SHARE OWNERSHIP POLICY GUIDELINES

Date by which the Share Ownership Policy guidelines are to be met: May 10, 2024 Have Share Ownership Policy guidelines been met: No

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of the Corporation, no proposed director of the Corporation is, as at the date hereof, or has been, within the ten years before the date hereof, a director, chief executive officer or chief financial officer of any company (including AcuityAds) that:

(a)	was subject to a cease trade or similar order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days and that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)	was subject to a cease trade or similar order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days and that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

To the knowledge of the Corporation, no proposed director of the Corporation:

(c)	is, as at the date hereof, or has been within the ten years before the date hereof, a director or executive officer of any company (including AcuityAds) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(d)	has, within the ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

To the knowledge of the Corporation, other than as set forth below, no proposed director of the Corporation has been subject to:

(e)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(f)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

Pursuant to the terms of a settlement agreement dated December 17, 2001 between Mr. Roger Dent and the Ontario Securities Commission, Mr. Dent received a reprimand and agreed to pay a penalty of $50,000 plus $10,000 in costs to the Ontario Securities Commission in connection with certain trades in which he was involved while in a conflict of interest position as a result of being an officer and director of Yorkton Securities Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The “named executive officers” (as such term is defined in Form 51-102F6 – Statement of Executive Compensation) of the Corporation during its financial year ended December 31, 2020 were:

•	Tal Hayek, Co-Founder and Chief Executive Officer;

•	Jonathan Pollack, Chief Financial Officer;

•	Rachel Kapcan, Co-Founder and Vice-President of Client Operations;

•	Joe Ontman, Co-Founder and Chief Business Development Officer; and

•	Oren Hisherik, Chief Information and Technology Officer (collectively, the “NEOs”).

The objectives of AcuityAds’ executive compensation policy are to attract and retain individuals of high caliber to serve as officers of AcuityAds, to motivate their performance in order to achieve AcuityAds’ strategic objectives, to establish a compensation framework which is industry competitive and to align the interests of executive officers with the long-term interests of shareholders. AcuityAds endeavours to recognize and reward individual performance, as well as to place executive compensation within the range of compensation levels in the industry in which it operates, taking into account the size and scope of its operations.

The Corporation’s compensation program for the NEOs and its other executive officers is comprised of both fixed compensation (i.e., annual base salaries) and performance-based variable incentive compensation. The allocation of total compensation is intended to reflect both the performance of the Corporation as well as the Board’s discretionary assessment of an executive officer’s past contributions and ability to contribute to future and long-term business results, following receipt of a recommendation regarding the same from the CCG Committee.

The objective in setting the base salary for each executive officer (including each NEO) is to recognize market rates of pay for comparable positions in the industry and to acknowledge the competencies and skills of each of the individuals. The base salary paid to each executive officer (including each NEO) of the Corporation is reviewed annually by the CCG Committee and approved by the Board as part of its annual review.

In respect of fiscal 2020, the annual review by the CCG Committee led to an increase of base salaries for each of the NEOs as of January 1, 2020 as a result of the increased size of the business and in accordance with market rates for comparable positions. However, due to the impact of COVID-19, salaries for all executive officers were reduced by 20% effective April 1, 2020 until May 15, 2020. Executive officers did not receive back-pay for any amounts during the period in which salaries were reduced as a result of the COVID-19 pandemic.

In addition to fixed annual base salaries, each NEO is also eligible for an annual bonus consisting of: (i) a formulaic bonus set to a specified amount of each his or her annual base salary payable if the Corporation achieves 100% or more of its budgeted Adjusted EBITDA; and (ii) a discretionary bonus separate from the formulaic bonus described above in (i) awarded at the Board’s discretion based on various qualitative and quantitative factors (collectively, the “NEO Bonuses”). Such factors include, but are not limited to: the Corporation’s overall performance as compared to its budget (i.e. year-over-year revenue growth); the Corporation’s performance relative to the market in which it operates; transactions and financings completed by the Corporation during the year and the NEO’s individual contributions towards those transactions; and the Corporation’s cash-flow position. Each NEO is eligible to receive a maximum aggregate bonus of two times his or her base salary.

In 2020, since the Corporation exceeded its budgeted Annual EBITDA target, the formulaic component of the bonus for each of Mr. Hayek, Ms. Kapcan Mr. Ontman and Mr. Jonathan Pollack resulted in a bonus equal to 100% of that person’s annual base salary. In the case of Mr. Hisherik, he achieved his formulaic bonus of 30% of his annual base salary as a result of the Corporation meeting each of the following: (i) 40% of Mr. Hisherik’s bonus was payable upon the Corporation achieving 100% of its budgeted Adjusted EBITDA; (ii) 40% of Mr. Hisherik’s bonus was payable upon the Corporation achieving 100% of its budgeted revenue; and (iii) 20% of Mr. Hisherik’s bonus was payable upon the Corporation achieving objectives set by the management for each fiscal quarter.

In addition to the formulaic bonuses earned, each NEO also received a discretionary bonus based on their individual achievements and due to the strength of the Corporation’s financial performance during the challenging economic environment resulting from the ongoing COVID-19 pandemic.

In prior years, bonuses were generally paid through the grant of equity compensation, typically in the form of deferred share units (“DSUs”) or restricted share units (“RSUs”). For the year-ended December 31, 2020, the Corporation awarded bonuses in the form of RSUs, issuing an aggregate of 847,475 RSUs to NEOs. Mr. Hisherik received a portion of his bonus in the form of cash in the amount of $61,603. The Corporation recognizes the need to provide a compensation package that will attract and retain qualified and experienced executives, as well as align the compensation level of each executive to that executive’s level of responsibility, and, accordingly expects that NEOs will remain eligible for bonuses in fiscal 2021, including equity-based awards issued pursuant to the Corporation’s Omnibus Incentive Plan (as defined below).

In addition to each NEOs’ eligibility to receive a bonus, AcuityAds’ other executive officers are also entitled to receive a bonus pursuant to the terms of their respective employment agreements, which the Corporation may choose to pay in cash, DSUs, performance share units (“PSUs”) and/or RSUs.

In considering whether to award discretionary bonuses to executive officers, the Board considers the risks associated with the additional compensation, such as the state of the financial markets, the ability of the Corporation to raise money in such markets, and the need for the Corporation to preserve its capital from time to time in such markets, compared to the needs of the Corporation to retain and reward experience and qualified individuals to advance the Corporation’s objectives. In addition to the foregoing risk assessment conducted by the Board, the CCG Committee considers the implications of the risks associated with the Corporation’s compensation policies and practices at its quarterly committee meetings. The CCG Committee has not identified any risks arising from the Corporation’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Corporation.

Aside from the NEO Bonuses, which are determined based on the specific performance criteria of the Corporation, AcuityAds’ executive officers’ compensation is determined by the Board through discussion and informal assessments of the performance of each individual. The Board does not set specific performance objectives in assessing the performance of its senior management; rather, the Board uses its experience and judgment in determining an overall compensation package for such individuals. The Board’s assessment of corporate performance is based on a number of qualitative and quantitative factors including execution of on-going projects and transactions, operational performance, meeting targeted budgets and progress on key growth initiatives. The executive officers do not automatically receive any particular award based on the Board’s determination of overall performance, but rather the determination establishes the background for the Board’s subsequent review of the officer’s individual performance.

The Corporation’s Trading Policy (as defined below) prohibits directors and NEOs from purchasing financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly. To the knowledge of the Corporation, as of the date hereof, no director or NEO has participated in the purchase of such financial instruments.

During 2020, the Corporation engaged a compensation consultant to perform an independent review of executive compensation matters and to assist the CCG Committee in determining the appropriateness of the Corporation’s current compensation structure. For further information, see “Compensation Governance”.

PERFORMANCE GRAPH

The following graph compared the Corporation’s cumulative total shareholder return to the S&P/TSX SmallCap Index, assuming reinvestment of any dividends and considering a $100 investment on January 1, 2016, being the first day of the five most recently completed financial years.

The S&P/TSX SmallCap Index was created to address the needs of investment managers requiring a portfolio index of the small cap market segment of the Canadian equity market, of which AcuityAds would be considered a part of. Securities must be between $100 million and $1.5 billion in market capitalization and must have a minimum volume weighted average price of $1.00 over the last three trading days of the month-end prior to an annual review. During the period covered by the performance graph, the Corporation has exceeded the performance of the benchmark significantly by 1375%. Given the Corporation’s market capitalization size and size of operations upon inception of the Corporation, volatility has been exceptionally higher than that of the benchmark. Accordingly, the Corporation’s successful performance over a five-year period has resulted in a significant return premium relative to the benchmark. The Corporation’s management compensation is tied to the performance of certain company-specific metrics including but not limited to Adjusted EBITDA performance. Each NEOs bonus payout was determined primarily by the Corporation’s annual financial performance resulting in awards that have a meaningful direct link to the Corporation’s financial results for the fiscal year.

“Adjusted EBITDA” is a non-IFRS measure and refers to net income (loss) after adjusting for finance costs, impairment loss, fair value gain, income taxes, foreign exchange gain (loss), depreciation and amortization, share-based compensation, acquisition and related integration costs, severance expenses and adjustments to the carrying value of investment tax credits receivable. The Corporation believes that Adjusted EBITDA is useful supplemental information as it provides an indication of the results generated by the Corporation’s main business activities before taking into consideration how those activities are financed and taxed and also prior to taking into consideration depreciation of property and equipment and certain other items listed above. It is a key measure used by the Corporation’s Management and Board to understand and evaluate the Corporation’s operating performance, to prepare annual budgets and to help develop operating plans.

COMPENSATION GOVERNANCE

The Board has charged the CCG Committee with reviewing, overseeing and evaluating, among other things, the compensation policies of the Corporation. In particular, the CCG Committee is responsible for appointing and compensating officers, approving succession plans for officers and overseeing any compensation or benefit plans of the Corporation.

The CCG Committee is comprised of five directors, Messrs. Dent (Chair), Pollack, Mayer, Waxman and Ferengul, all of whom are independent within the meaning of section 1.4 of National Instrument 52-110 – Audit Committees (“NI 52-110”). All members of the CCG Committee have experience in reviewing and evaluating compensation matters as a result of their previous roles. For the relevant education and experience of each of the members of the CCG Committee, please see the biographical summary of each of Messrs. Dent, Pollack, Mayer, Waxman and Ferengul under the heading “Directors and Officers”. The CCG Committee is responsible for reviewing, at appropriate intervals, the compensation and benefit levels for members of the Board. The CCG Committee is also responsible for reviewing the compensation and remuneration policies for employees and officers of the Corporation. For further information on the CCG Committee, see “Statement of Corporate Governance Practices – Compensation and Corporate Governance Committee”.

On October 22, 2020, the Corporation retained Meridian Compensation Partners, LLC (“Meridian”) to perform an independent review of executive compensation matters and to assist the CCG Committee in determining the appropriateness of the Corporation’s current compensation structure for senior executives and directors.

	Year Ended December 31, 2020	Year-Ended December 31, 2019
Executive Compensation-Related Fees	$10,819	Nil
All Other Fees	Nil	Nil
Total	$10,819	Nil

By the recommendation of the CCG Committee, the Corporation has also implemented a policy (the “Share Ownership Policy”) in which each director is required to own Common Shares (or share equivalents, such as DSUs, RSUs, or PSUs) with a market value equal to three times the annual compensation of such director. The minimum share ownership requirement must be attained within three (3) years of the date an individual is first appointed or elected as a director and must be maintained after attainment throughout an individual’s tenure as a director. Notwithstanding the foregoing, any individual who was a director of the Corporation at the time the Share Ownership Policy was first adopted by the Board on May 10, 2021, has three (3) years from that date to attain the minimum share ownership requirement.

SUMMARY COMPENSATION TABLE

The following table provides information regarding compensation earned by the NEOs for the financial years ended December 31, 2020, December 31, 2019 and December 31, 2018.

Non-Equity Incentive Plan Compensation ($)
Name and Principal Position	Year	Salary ($)	Share-Based Awards ($)(1)	Option-Based Awards ($)(2)	Annual Incentive Plans	Long-Term Incentive Plans	Pension Value ($)	All other Compensation ($)	Total Compensation ($)
Tal Hayek(3) Chief Executive Officer Ontario, Canada	2020 2019 2018	214,500 180,000 180,000	779,005(7) Nil Nil	Nil Nil 153,750	Nil Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	993,505 180,000 333,750
Jonathan Pollack(4) Chief Financial Officer Ontario, Canada	2020 2019 2018(4)	214,500 180,000 123,500	578,000(7) Nil Nil	Nil Nil 358,750	Nil Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	792,500 180,000 482,250
Oren Hisherik(5)(6) Chief Information and Technology Officer Ontario, Canada	2020 2019	219,375 178,798	572,291 18,750	Nil 61,698	61,603 33,088	N/A N/A	N/A N/A	N/A N/A	853,269 292,334
Rachel Kapcan Vice President of Client Operations Ontario, Canada	2020 2019 2018	214,500 180,000 180,000	755,911(7) Nil Nil	Nil Nil 153,750	Nil Nil 4,500	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	970,411 180,000 338,250
Joe Ontman (3) Chief Revenue Officer Ontario, Canada	2020 2019 2018	214,500 180,000 180,000	761,554(7) Nil Nil	Nil Nil 153,750	Nil Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	976,054 180,000 333,750

Notes:

(1)	On March 4, 2021, each of the NEO’s received 17,045 RSUs in connection with their 2020 bonus, calculated based on the closing price of the Common Shares on the TSX on March 3, 2021 of $22.00.

(2)	The grant date fair value of option-based awards was calculated based on the Black-Scholes option pricing model. The Black-Scholes option pricing model was selected as it is a widely used financial method to determine the fair value of Options. No option-based awards were granted to the NEOs during the year-ended December 31, 2020.

(3)	No compensation was paid to Messrs. Hayek and Ontman in their capacities as directors of the Corporation for the financial years ended December 31, 2020, December 31, 2019 and December 31, 2018.

(4)	Jonathan Pollack received 500,000 Options when he joined the Corporation on May 9, 2018, calculated using the Black-Scholes method, based on the grant date fair value of the Options.

(5)	Mr. Hisherik received 50,000 Options when he joined the Corporation on February 18, 2019, calculated using the Black-Scholes method, based on the grant date fair value of the Options.

(6)	Mr. Hisherik joined the Corporation on February 18, 2019.

(7)	On August 14, 2020, AcuityAds issued additional RSUs to Tal Hayek, Jonathan Pollack, Joe Ontman, and Rachel Kapcan in lieu of cash bonuses. Mr. Hayek was issued 193,304 RSUs, Mr. Pollack was issued 97,129 RSUs, Mr. Ontman was issued 184,954 RSUs, and Ms. Kapcan was issued 182,254 RSUs.

INCENTIVE PLAN AWARDS FOR NAMED EXECUTIVE OFFICERS

Outstanding Share-Based Awards and Option-Based Awards

The following table provides information regarding all incentive plan awards for each NEO outstanding as of December 31, 2020.

	Option-Based Awards					Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Value of Unexercised In-the- Money Options ($)(1)	Number of Shares or Units of Shares that have not Vested (#)	Market or Payout Value of Share-Based Awards that have not Vested ($)	Market or Payout Value of Vested Share- Based Awards not Paid Out or Distributed ($)(2)
Tal Hayek	125,000	1.71	March 14, 2019	March 14, 2024	1,572,500	210,349	3,005,887	Nil
Jonathan Pollack	125,000 166,667	1.71 0.64	March 14, 2019 May 10, 2018	March 14, 2024 May 10, 2023	1,572,500 2,275,005	17,045	243,573	Nil
Oren Hisherik	50,000	1.71	March 14, 2019	March 14, 2024	209,671	114,225	1,632,275	77,666
Rachel Kapcan	125,000	1.71	March 14, 2019	March 14, 2024	1,572,500	199,299	2,847,983	Nil
Joe Ontman	125,000	1.71	March 14, 2019	March 14, 2024	1,572,500	201,999	2,886,566	Nil

Notes:

(1)	Calculated based on the difference in value between the exercise price of the Options and the closing price of the Common Shares on the TSX on December 31, 2020 of $14.29. Any unexercised Options may never be exercised and actual gain, if any, on exercise will depend on the value of the Common Shares on the date of exercise.

(2)	These amounts represent the cash value of all outstanding DSUs and RSUs granted to the NEOs if they were settled on December 31, 2020 based on the closing price of the Common Shares on the TSX of $14.29 on December 31, 2020.

Value Vested or Earned During the Year

The following table provides information regarding the value on pay-out or vesting of incentive plan awards for each NEO for the financial year ended December 31, 2020.

Name	Option Awards – Value Vested During the Year ($)(1)	Share Awards – Value Vested During the Year ($)(2)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
Tal Hayek	N/A	N/A	N/A
Jonathan Pollack	91,667	N/A	N/A
Oren Hisherik	Nil	33,860	61,603
Rachel Kapcan	N/A	N/A	N/A
Joe Ontman	N/A	N/A	N/A

Notes:

(1)	Based on the number of Options that vested during the year and calculated based on the difference between the market price of the Common Shares on the TSX and the exercise price of the Options on the vesting date. Any unexercised Options may never be exercised and actual gain, if any, on exercise will depend on the value of the Common Shares on the date of exercise.

(2)	These amounts represent the cash value of all outstanding DSUs and RSUs granted to the NEOs if they were exercised on December 31, 2020 based on the closing price of the Common Shares on the TSX of $14.29 on December 31, 2020.

PENSION PLAN BENEFITS

The Corporation does not have a pension plan and does not provide any pension plan benefits.

DEFERRED COMPENSATION PLANS

The Corporation does not have a deferred compensation plan.

TERMINATION AND CHANGE OF CONTROL BENEFITS

AcuityAds is party to employment agreements with each of the NEOs (collectively, the “Employment Agreements”), with the exception of Jonathan Pollack with whom AcuityAds is party to an independent contractor agreement (the “Independent Contractor Agreement”). Each such Employment Agreement and Independent Contract Agreement contain certain termination and change of control provisions.

Where Mr. Hayek, Ms. Kapcan and Mr. Ontman’s employment has been terminated by AcuityAds without cause, each is entitled to receive a severance payment, in lieu of notice, of the greater of (i) a lump sum amount equal to 12 months of his or her then current annual salary plus the bonus for the calendar year plus any entitlement in respect of vacation pay, and (ii) such amount he or she would otherwise be entitled pursuant to applicable law. Benefits will cease 12 months after the effective date of termination or such later date pursuant to applicable law. If the benefits provider does not permit the continuation of benefits for these periods, the benefits shall cease on the date the provider ceases to provide such benefits to Mr. Hayek, Ms. Kapcan or Mr. Ontman. All Options granted to Mr. Hayek, Ms. Kapcan and Mr. Ontman and issued pursuant to the Option Plan terminate, unexercised, 90 days from the effective date of termination.

For the purposes of Mr. Hayek, Ms. Kapcan and Mr. Ontman’s Employment Agreements, a “change of control” means the occurrence of a transaction or series of transactions as a result of which AcuityAds becomes controlled by a person other than the founding shareholders of AcuityAds (i.e. Tal Hayek, Rachel Kapcan, Joe Ontman and Nathan Mekuz). AcuityAds is deemed to be controlled by a person if such person, together with any of its affiliates, beneficially owns shares of AcuityAds carrying more than 50% of its voting rights ordinarily exercisable at meetings of shareholders of AcuityAds, with such rights being sufficient to elect a majority of the directors of AcuityAds.

If there is a change of control of AcuityAds, Mr. Hayek, Ms. Kapcan or Mr. Ontman may, within 30 days of learning of such change of control, give notice to AcuityAds to terminate their employment, which shall be treated as a termination by AcuityAds without cause.

If Mr. Hisherik’s employment has been terminated by AcuityAds without cause (and not for the reason of change of control), he is entitled to receive a severance payment, in lieu of notice, of a lump sum amount equal to four months base salary, any accrued wages up to the date of termination, and continuation of certain benefits and as required by applicable employment laws). In the event of a termination within 12 months of a change of control, Mr. Hisherik is entitled to a severance payment equal to 12 months’ base salary.

The severance payment shall be full satisfaction of any and all entitlement that Mr. Hisherik may have with respect to: (i) notice of termination or payment in lieu of such notice; (ii) severance pay; or (iii) any other payments Mr. Hisherik may otherwise be entitled pursuant to applicable law, provided that the severance payment shall not be a smaller amount than that to which Mr. Hisherik would otherwise be entitled under applicable law, in which case Mr. Hisherik shall receive the greater of the two amounts.

If Jonathan Pollack’s employment has been terminated by AcuityAds without cause, he is entitled to a termination fee in the amount of $45,000.

The following table sets out the estimated incremental payments, payables and benefits, assuming that a termination without cause or termination within 30 days of a change of control took place on December 31, 2020.

Name	Aggregate base salary ($)	Aggregate bonus ($)	Options/DSUs ($)(1)	Other benefits ($)	Total ($)(2)
Tal Hayek	220,000	Nil	Nil	N/A	220,000
Jonathan Pollack(3)	N/A	N/A	N/A	45,000	45,000
Oren Hisherik(4)	56,250 / 225,000	Nil	Nil	N/A	56,250 / 225,000
Rachel Kapcan	220,000	Nil	Nil	N/A	220,000
Joe Ontman	220,000	Nil	Nil	N/A	220,000

Notes:

(1)	Based on the closing price of the Common Shares on the TSX on December 31, 2020 of $14.29.

(2)	Totals do not include any entitlements in respect of vacation benefits.

(3)	Jonathan Pollack is entitled to a termination fee in the amount of $45,000.

(4)	In the event of a termination without cause (for the reason other than change of control), Mr. Hisherik is entitled to $56,250. In the event of a termination within 12 months of a change of control, Mr. Hisherik is entitled to $225,000.

DIRECTOR COMPENSATION

Compensation Philosophy and Objectives

The directors of the Corporation are compensated through directors’ fees, which are paid in Options. In 2020, each director received 30,000 Options and the chairs of each committee received an additional 5,000 Options. In addition, the chair of the board received an additional 10,000 Options.

Directors of the Corporation are entitled to reimbursement for all actual reasonable and appropriate expenditures (including business travel expenses, if applicable) incurred by them in carrying out their respective duties and responsibilities as directors of the Corporation. The CCG Committee reviews the compensation of the directors on an annual basis, considering such factors as time commitment, responsibility and compensation provided by comparative companies. Based on its annual review, the CCG Committee will make recommendations to the Board when it deems changes in compensation are needed.

Director Compensation Table

The following table provides information regarding compensation earned by each director (who is not also a NEO) for the financial year ended December 31, 2020.

Name(1)	Fees Earned ($)	Share- Based Awards ($)	Option- Based Awards ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total ($)
Sheldon Pollack	Nil	Nil	33,863	N/A	N/A	N/A	33,863
Igal Mayer	Nil	Nil	29,630	N/A	N/A	N/A	29,630
Roger Dent	Nil	Nil	29,630	N/A	N/A	N/A	29,630
Yishay Waxman	Nil	Nil	25,397	N/A	N/A	N/A	25,397
Corey Ferengul	Nil	Nil	25,397	N/A	N/A	N/A	25,397

Notes:

(1)	No compensation was paid to Messrs. Hayek and Ontman in their capacities as directors of the Corporation. For a summary of the compensation paid to Messrs. Hayek and Ontman in their capacities as executive officers of the Corporation, see “Summary Compensation Table” above.

(2)	The grant date fair value of option-based awards was calculated based on the Black-Scholes option pricing model. The Black-Scholes option pricing model was selected as it is a widely used financial method to determine the fair value of Options.

Incentive Plan Awards for Directors

Outstanding Share-Based Awards and Option-Based Awards

The following table provides information regarding all incentive plan awards for each director (who is not also a NEO) outstanding as of December 31, 2020.

	Option-Based Awards					Share-Based Awards
Name(1)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Value of Unexercised In-the-Money Options ($)(2)	Number of Shares or Units of Shares that have not Vested (#)	Market or Payout Value of Share-Based Awards that have not Vested ($)	Market or Payout Value of Vested Share-Based Awards not Paid Out or Distributed ($)
Sheldon Pollack	50,000	$4.60	March 14, 2017	March 14, 2022	484,500	N/A	N/A	N/A
	40,000	$1.71	March 14, 2019	March 14, 2024	503,200	N/A	N/A	N/A
	40,000	$1.59	March 4, 2020	March 4, 2025	508,000	N/A	N/A	N/A
	N/A	N/A	N/A	N/A	N/A	Nil	Nil	1,058,074
Igal Mayer	35,000	$1.71	March 14, 2019	March 14, 2024	440,300	N/A	N/A	N/A
	35,000	$1.59	March 4, 2020	March 4, 2025	444,500	N/A	N/A	N/A
	N/A	N/A	N/A	N/A	N/A	Nil	Nil	1,058,074
Roger Dent	35,000	$1.71	March 14, 2019	March 14, 2024	440,300	N/A	N/A	N/A
	35,000	$1.59	March 4, 2020	March 4, 2025	444,500	N/A	N/A	N/A
	N/A	N/A	N/A	N/A	N/A	Nil	Nil	834,150
Yishay Waxman	30,000	$1.59	March 4, 2020	March 4, 2025	381,000	N/A	N/A	N/A
	N/A	N/A	N/A	N/A	N/A	Nil	Nil	Nil
Corey Ferengul	50,000	$1.06	Sept. 12, 2018	Sept. 12, 2023	15,500	N/A	N/A	N/A
	30,000	$1.55	May 29, 2019	May 29, 2024	-	N/A	N/A	N/A
	30,000	1.59	March 4, 2020	March 4, 2025	381,000	N/A	N/A	N/A
	N/A	N/A	N/A	N/A	N/A	Nil	Nil	Nil

Notes:

(1)	For a summary of share-based and option-based awards granted to Messrs. Hayek and Ontman, see “Incentive Plan Awards for Named Executive Officers” above.

(2)	Calculated based on the difference in value between the exercise price of the Options and the closing price of the Common Shares on the TSX on December 31, 2020 of $14.29. Any unexercised Options may never be exercised and actual gain, if any, on exercise will depend on the value of the Common shares on the date of exercise.

Value Vested or Earned During the Year

The following table provides information regarding the value on pay-out or vesting of incentive plan awards for each director (who is not also a NEO) for the financial year ended December 31, 2020.

Name(1)	Option awards – Value vested during the year(2)(3) ($)	Share awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Sheldon Pollack(3)	Nil	Nil	N/A
Igal Mayer(3)	Nil	Nil	N/A
Roger Dent(3)	Nil	Nil	N/A
Yishay Waxman(3)	Nil	Nil	N/A
Corey Ferengul(4)	33,999	Nil	N/A

Notes:

(1)	For a summary of share-based on option-based awards granted to Messrs. Hayek and Ontman, see “Incentive Plan Awards for Named Executive Officers” above.

(2)	Based on the number of Options that vested during the year and calculated based on the difference between the market price of the Common Shares on the TSX and the exercise price of the Options on the vesting date. Any unexercised Options may never be exercised and actual gain, if any, on exercise will depend on the value of the Common Shares on the date of exercise.

(3)	Certain Options granted to Messrs. Pollack, Mayer, Dent and Waxman vested on March 13, 2020 and had a nil value as they were out-of-the-money on such date (based on an exercise price of $1.71 and the Corporation’s closing share price on the TSX of $1.05 on the date of vesting).

(4)	Certain Options granted to Mr. Ferengul vested on May 29, 2020 and September 11, 2020. The Options vested on May 29, 2020 and had a nil value as they were out-of-the-money on such date (based on an exercise price of $1.55 and the Corporation’s closing share price on the TSX of $1.05 on the date of vesting). 16,666 Options vested on September 11, 2020 had value of $33,999 on such date based on an exercise price of $1.06 and the Corporation’s closing share price on the TSX of $3.10 on the date of vesting.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

The following table provides details of securities authorized for issuance as of December 31, 2020 pursuant to the Corporation’s omnibus long-term incentive plan (the “Omnibus Incentive Plan”), the existing amended and restated stock option plan (the “Option Plan”), and the legacy third amended and restated deferred share unit plan (the “DSU Plan”) of the Corporation, which were the only compensation plans under which equity securities of the Corporation were authorized for issuance as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)(2)(3)(c)
Equity compensation plans approved by securityholders	1,900,519 Options 1,168,619 DSUs 1,223,945 RSUs	$1.69 N/A	8,013,304 equity-based awards available for issuance under the Omnibus Incentive Plan
Equity compensation plans not approved by securityholders	Nil	N/A	N/A
Total	4,293,083	$1.69	8,013,304

Notes:

(1)	Options are comprised of Options awarded under the Omnibus Incentive Plan and the Option Plan. The Corporation ceased granting awards under the Option Plan following the approval of the Omnibus Incentive Plan by the board on April 13, 2020 and subsequent approval by shareholders on June 16, 2020. However, Options that were issued prior to April 13, 2020 under the Option Plan remain outstanding and are governed by the terms of the Option Plan.

(2)	DSUs are comprised of DSUs awarded under the Omnibus Incentive Plan and the DSU Plan. The Corporation ceased granted award under the DSU Plan following the approval of the Omnibus Incentive Plan by the board on April 13, 2020 and subsequent approval by shareholders on June 16, 2020. However, DSUs that were issued prior to April 13, 2020 under the DSU Plan remain outstanding and are governed by the terms of the DSU Plan.

(3)	The maximum number of Common Shares reserved for issuance, in the aggregate, under the Omnibus Incentive Plan, the Option Plan, the DSU Plan and any other security-based compensation arrangement, collectively, is 15% of the aggregate number of Common Shares issued and outstanding from time to time. As of the date of this Circular, there are 54,637,8450 Common Shares issued and outstanding.

Description of the Omnibus Incentive Plan

The Omnibus Incentive Plan was approved by the Board effective April 13, 2020 and was first approved by shareholders at the Corporation’s Annual General and Special Meeting held on June 16, 2020. Capitalized terms used but not defined in this section of the Circular shall have the meanings ascribed thereto in the Omnibus Incentive Plan, which can be found on the Corporation’s SEDAR profile at www.sedar.com.

The Omnibus Incentive Plan is designed to promote the alignment of interests among employees, directors, officers and shareholders of the Corporation. The Omnibus Incentive Plan allows for a variety of equity-based awards that provide different types of incentives to be granted to certain officers, directors, employees and consultants (in the case of Options, PSUs and RSUs) and non-employee directors (in the case of DSUs). Options, PSUs, RSUs and DSUs are collectively referred to herein as “Awards”. Each Award represents the right to receive Common Shares, or in the case of PSUs, RSUs and DSUs, Common Shares or cash, in accordance with the terms of the Omnibus Incentive Plan.

The Plan Administrator (as defined in the Omnibus Incentive Plan) is determined by the Board, and is presently the CCG Committee, which is made up of independent directors. The Omnibus Incentive Plan may in the future be administered by the Board itself or delegated to a committee of the Board. The Plan Administrator may grant Awards to eligible participants, as applicable. Participation in the Omnibus Incentive Plan is voluntary and, if an eligible participant agrees to participate, the grant of Awards will be evidenced by a grant agreement with each such participant. The interest of any participant in any Award is not assignable or transferable, whether voluntary, involuntary, by operation of law or otherwise, other than by will or the laws of descent and distribution.

The Omnibus Incentive Plan provides that appropriate adjustments, if any, will be made by the Plan Administrator in connection with a reclassification, reorganization or other change of the Corporation’s Common Shares, share split or consolidation, distribution, merger or amalgamation, in the Common Shares issuable or amounts payable to preclude a dilution or enlargement of the benefits under the Omnibus Incentive Plan.

The maximum number of Common Shares reserved for issuance, in the aggregate, under the Omnibus Incentive Plan, the Option Plan, the DSU Plan and any other security-based compensation arrangement, collectively, is 15% of the aggregate number of Common Shares issued and outstanding from time to time. As of the date of this Circular, there are 54,637,850 Common Shares issued and outstanding, and a total of 1,292,186 Options and 2,219,761 DSUs issued and outstanding, including 35,000 Options and 1,389,638 DSUs awarded under the Omnibus Incentive Plan, and 1,257,186 Options and 830,123 DSUs issued under the predecessor Option Plan and DSU Plan, respectively. Accordingly, the Corporation may grant additional Awards under the Omnibus Incentive Plan as the maximum has not yet been reached. As at the date of this Circular, the issued and outstanding Options and DSUs, in aggregate, represent approximately 6.4% of the issued and outstanding Common Shares.

The Omnibus Incentive Plan is considered an “evergreen” plan, since the shares covered by awards which have been exercised shall be available for subsequent grants under the Omnibus Incentive Plan and the number of awards available to grant increases as the number of issued and outstanding shares increases. As an evergreen plan, the Omnibus Incentive Plan will be subject to shareholder approval every three years pursuant of the rules of the TSX. Awards may be granted under to the Omnibus Incentive Plan to those eligible to receive Awards thereunder until June 16, 2023, three years from the date of the shareholder meeting at which Omnibus Incentive Plan was approved by shareholders, at which time renewal approval of the Omnibus Incentive Plan must be sought.

Unless requisite shareholder approval has been obtained (or unless permitted otherwise by the rules of the TSX): (i) the maximum number of Awards which may be granted to any one individual under all of the Corporation’s share compensation arrangements within any one-year period must not exceed 5% of the Common Shares issued and outstanding at the time of the Award; (ii) the maximum number of Awards which may be granted to any one consultant under all of the Corporation’s share compensation arrangements within any one-year period must not exceed 2% of the Common Shares issued and outstanding at the time of the Award; (iii) the maximum number of Common Shares issuable to insiders of the Corporation under all of the Corporation’s share compensation arrangements at any time must not exceed 10% of the outstanding Common Shares on a non-diluted basis; and (iv) the maximum number of Common Shares issued to insiders of the Corporation under all of the Corporation’s share compensation arrangements within any one-year period must not exceed 10% of the outstanding Common Shares on a non-diluted basis.

Unless the Plan Administrator decides otherwise, the participant’s grant agreement will provide that any Options granted will vest over a 3 year period as follows: 1/3 at the first anniversary of the date of such grant and 1/3 each subsequent anniversary for the remaining two years following the first anniversary of the date of such grant. Otherwise, Options granted under the Omnibus Incentive Plan vest in accordance with the terms of the applicable grant agreement. An Option shall be exercisable during a period established by the Plan Administrator which shall commence on the date of the grant and shall terminate no later than ten years after the date of the granting of the Option or such shorter period as the Plan Administrator may determine. The minimum exercise price of an Option will be determined based on the closing price of the Common Shares on the TSX on the last trading day before the date such Option is granted.

Certain events, including termination for cause, resignation, retirement, termination other than for cause, and death or long-term disability may impact the rights of holders of Options. Such events and related impact are set forth in the Omnibus Incentive Plan, and are subject to the terms of a participant’s employment agreement, grant agreement, and the change of control provisions described below.

The terms and conditions of grants of RSUs, PSUs and DSUs (including the quantity, type of award, grant date, vesting conditions, vesting periods, settlement, settlement date and other terms and conditions with respect to these Awards) as well as the impact of certain prescribed events on the respective holder, are set out in the participant’s grant agreement.

In the event of a change of control of the Corporation, the Plan Administrator will have the discretion to, among other things, accelerate the vesting of outstanding awards, settle outstanding awards in cash or exchange outstanding awards for similar awards of a successor company. In addition, the Plan Administrator may, in its sole discretion, suspend or terminate the Omnibus Incentive Plan at any time, or from time to time, amend, revise or discontinue the terms and conditions of the Omnibus Incentive Plan or of any securities granted under the Omnibus Incentive Plan and any grant agreement relating thereto, subject to any required regulatory and TSX approval, provided that such suspension, termination, amendment, or revision will not adversely alter or impair any Award previously granted except as permitted by the terms of the Omnibus Incentive Plan or as required by applicable laws.

The Plan Administrator may amend the Omnibus Incentive Plan or any Awards granted under the Omnibus Incentive Plan at any time without the consent of a participant provided that such amendment shall: (i) not adversely alter or impair any Award previously granted except as permitted by the terms of the Omnibus Incentive Plan; (ii) be in compliance with applicable law and subject to any regulatory approvals including, where required, the approval of the TSX; and (iii) be subject to shareholder approval, where required by law, the requirements of the TSX or the Omnibus Incentive Plan, provided however that shareholder approval shall not be required for certain prescribed, non-prejudicial amendments, as set forth in the Omnibus Incentive Plan.

Description of the Option Plan

Since the adoption of the Omnibus Incentive Plan, no further awards have been or will be granted under the Option Plan. However, Options that were issued prior to April 13, 2020 under the Option Plan remain outstanding and are governed by the terms of the Option Plan.

As at the date of this Circular, 1,292,186 Options are issued and outstanding, and have not been cancelled, exercised or expired, under the Option Plan.

The Options that remain outstanding under the Option Plan are non-assignable and were granted for a term of five years from the date of grant. Notwithstanding, if the date on which an Option expires occurs during any period imposed by the Corporation, pursuant to its insider trading policies or otherwise, during which an optionee may be restricted from trading in securities of the Corporation (a “Blackout Period”) or within two business days after the last day of a Blackout Period, the date of the expiry of such Option will become the tenth business day following the end of the Blackout Period.

In the event of a change of control of the Corporation (or an impending change of control), the Board will have the discretion to deal with outstanding Options in the manner it deems fair and reasonable in the circumstances, which may include accelerated vesting or expiry of the Options. Under the Option Plan, a change of control is deemed to occur if one of the following events has taken place:

•	the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation;

•	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its affiliates and another corporation or other entity, as a result of which the holders of Common Shares immediately prior to the completion of the transaction hold less than 50% of the outstanding voting securities of the successor corporation immediately after completion of the transaction;

•	any person or combination of persons at arm’s length to the Corporation and its affiliates acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Corporation, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect;

•	a resolution is adopted to wind-up, dissolve or liquidate the Corporation; or

•	as a result of or in connection with:

o	(A) a contested election of directors of the Corporation; or

o	(B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its affiliates and another corporation or other entity (a “Transaction”), fewer than 50% of the Corporation’s directors following the Transaction are persons who were directors of the Corporation immediately prior to such Transaction.

Options issued under the Option Plan vest at the discretion of the Board, subject to the rules or policies of the TSX and certain specified limitations. Notwithstanding, unless otherwise permitted by the TSX, Options awarded to consultants performing investor relations activities must vest in stages over 12-months with no more than one-quarter vesting in any three-month period.

The Board may at any time amend the Option Plan or any Options granted thereunder, subject to the receipt of all applicable regulatory approvals, provided that no such amendment may, without the consent of affected optionees, materially decrease the rights or benefits accruing to such optionees or materially increase the obligations of such optionees. For greater certainty, the Option Plan provides that the Board may amend or terminate the Option Plan or any Options granted thereunder without obtaining shareholder approval of such amendments or termination, other than the following amendments which shall be subject to the approval of shareholders (together with all applicable regulatory approvals): (i) amendments to the definition of categories of persons eligible to participate in the Option Plan; (ii) amendments to the maximum number or percentage of Common Shares (or other securities) issuable under the Option Plan; (iii) the limitations under the Option Plan on the number of Options that may be granted to any one person or any category of persons; (iv) the method for determining the exercise price of Options; (v) the maximum term of Options; (vi) the expiry and termination provisions applicable to Options; (vii) any reduction in the exercise price if the Option holder is an insider of the Corporation at the time of the proposed amendment; and (viii) any other provision that is required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the TSX).

Description of the DSU Plan

Since the adoption of the Omnibus Incentive Plan, no further awards have been or will be granted under the DSU Plan. However, DSUs that were issued prior to April 13, 2020 under the DSU Plan remain outstanding and are governed by the terms of the DSU Plan.

The DSU Plan is designed to promote the alignment of interests among employees, directors, officers and shareholders of the Corporation. The CCG Committee of the Board is responsible for administering the DSU Plan, subject to the overriding authority of the Board to make all determinations and take all other actions in connection with or in relation to the DSU Plan as it may deem necessary or advisable. A DSU issued under the DSU Plan is a bookkeeping entry representing a future right to receive one Common Share in accordance with the terms of the DSU Plan. Previous grants of DSUs are taken into account when considering new grants. Capitalized terms used but not defined in this section of the Circular shall have the meanings ascribed thereto in the DSU Plan.

As at the date of this Circular, 2,219,761 DSUs are issued and outstanding, and have not been cancelled, exercised or expired, under the DSU Plan.

Subject to applicable income tax and other withholdings as required by law, the value of the vested DSUs redeemed by or in respect of a Participant will be paid to the Participant, at the election of the Participant, in the form of Common Shares. Any vesting conditions (which may include time restrictions, performance conditions or a combination of both) for DSUs was determined by the CCG Committee in advance of any grants. The Board may also, in its sole and absolute discretion, accelerate and/or waive any vesting or other conditions for all or any DSUs for any Participant at any time and from time to time.

The value of each DSU awarded by the Corporation is equal to the Market Price (as defined in the DSU Plan) of the Common Shares at the time the DSU is awarded. The value of the DSU increases or decreases as the price of the Common Shares increases or decreases, thus promoting alignment of the interest of a Participant with the shareholders. DSUs generally vest upon redemption, subject to the discretion of the Board, and are credited to a Participant’s DSU Account.

The value of the DSUs credited to a Participant’s DSU account is redeemable upon the Participant delivering a written notice of redemption to the Corporation. In the event of termination, the redemption date specified in the notice must be dated within 90 days of such event of termination. Common Shares deliverable upon redemption of DSUs must be delivered within five Trading Days following the applicable redemption date. No fractional Common Shares will be issued pursuant to the DSU Plan and a fractional DSU will not be entitled to a Common Share or any cash payment on a redemption.

Upon the occurrence of a Change of Control, all of a Participant’s unvested DSUs will automatically become vested DSUs on the date such change of control occurs and all of such Participant’s vested DSUs will be redeemed in accordance with the terms of the DSU Plan in a manner that allows the Participant to participate in such Change of Control only if it is completed prior to the date of an event of termination (if any), as determined by the Board in its sole discretion.

DSUs are non-assignable. During the lifetime of the Participant, a vested DSU is redeemable only by the Participant or, upon the death of a Participant, the Participant’s beneficiary or estate.

If the number of outstanding Common Shares is increased or decreased as a result of a stock split, consolidation or recapitalization and not as a result of the issuance of Common Shares for additional consideration or by way of stock dividend, the Board may make appropriate adjustments to the number of DSUs credited to a Participant. Any determinations by the Board as to the required adjustments shall be made in its sole and absolute discretion and all such adjustments shall be conclusive and binding for all purposes under the DSU Plan.

Whenever cash dividends or distributions are paid on the Common Shares, additional DSUs will be credited to the Participant’s DSU Account with respect to Vested DSUs. The number of such additional DSUs will be calculated by multiplying the per Common Share dividend rate by the number of Vested DSUs held at that time in the Participant’s DSU account.

If the applicable redemption date for DSUs held by any Participant occurs during or within ten business days of the expiration of a blackout period applicable to such Participant, then the redemption date for such DSUs shall be extended to the close of business on the tenth business day following the expiration of the blackout period.

The Board reserves the right, in its sole discretion, to suspend or terminate the DSU Plan, or any portion thereof, at any time without obtaining the consent of any Participant by giving notice thereof to each Participant, provided that such suspension or termination may not materially adversely affect the rights already accrued under the DSU Plan by a Participant without the consent of the Participant.

Subject to those provisions of applicable law and regulatory requirements (including the rules, regulations and policies of the TSX), if any, that require shareholder approval, the Board reserves the right to amend the DSU Plan or the terms and conditions of DSUs issued or rights acquired under the DSU Plan without obtaining the approval of shareholders, except for the following types of amendments or modifications: (i) amendments to increase the number of Common Shares reserved for issuance, including an increase in the fixed maximum number of Common Shares, or a change from a fixed maximum number of Common Shares to a fixed maximum percentage of Common Shares; (ii) amendments for the purpose of extending eligibility to participate in the DSU Plan to persons who are not “Eligible Persons” as defined in the DSU Plan; (iii) amendments for the purpose of permitting DSUs issued or other rights or interests acquired under the DSU Plan to be transferred or assigned other than in accordance with the DSU Plan; (iv) amendments to increase the insider participation limits; and (v) amendments to the amending provision of the DSU Plan.

In accordance with the requirements of section 613 of the TSX Company Manual, the following table sets out the burn rate of the awards granted under the Corporation’s security-based compensation arrangements as at the end of the financial years ended December 31, 2020, December 31, 2019 and December 31, 2018. The burn rate is calculated by dividing the number of awards granted during the relevant financial year by the weighted average number of securities outstanding for the applicable fiscal year.

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Number of Options granted under the Omnibus Incentive Plan	45,000	N/A	N/A
Number of Options granted under the Option Plan	350,000	1,153,500	985,000
Number of DSUs/RSUs granted under the Omnibus Incentive Plan	1,321,074	N/A	N/A
Number of DSUs granted under the DSU Plan	204,008	381,304	701,808
Weighted average of outstanding securities for that fiscal year(1)	49,720,186	45,286,998	39,134,484
Annual Burn Rate (Options)(2)	1%	3%	3%
Annual Burn Rate (DSUs/RSUs)(2)	3%	1%	2%

Notes:

(1)	The weighted average number of securities outstanding during the period is the number of securities outstanding at the beginning of the period, adjusted by the number of securities bought back or issued during the period multiplied by a time-weighting factor. The time weighting factor is the number of days that the securities are outstanding as a proportion of the total number of days in the period; a reasonable approximation of the weighted average is adequate in many circumstances. The weighted average number of securities outstanding is calculated in accordance with the CPA Canada Handbook, as such may be amended or superseded from time to time.

(2)	The burn rate is calculated by dividing the number of Options or DSUs/RSUs (as applicable) granted during the applicable fiscal year by the weighted average number of securities outstanding for the applicable fiscal year.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Corporation recognizes the importance of corporate governance to the effective management of the Corporation and to the protection of the employees and shareholders. The Corporation’s approach to significant issues of corporate governance is designed with a view to ensuring that the business and affairs of the Corporation are effectively managed so as to enhance shareholder value.

National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) requires issuers to disclose certain corporate governance practices they have adopted. As required by NI 58-101 and other applicable regulatory instruments, the following disclosure describes the Corporation’s corporate governance policies and initiatives.

Board of Directors

Meetings of the Board

The Board fulfills its mandate at regularly scheduled meetings or as required. The directors are kept informed of the Corporation’s operations at these meetings as well as through information provided by management at other times during the year. The frequency of the meetings and the nature of the meeting agendas are dependent upon the nature of the business and affairs which the Corporation faces from time to time.

At each meeting of the Board, the independent directors of the Corporation are encouraged to, in their discretion, meet in the absence of management and non-independent directors to hold an open and candid discussion.

Directors are expected to attend all meetings of the Board and the committees upon which they serve and to come to such meetings fully prepared (including having conducted a full review of all documentation sent prior to the meeting).

Prior to each Board meeting, the Chairman of the Board, Sheldon Pollack, shall discuss the agenda items for the meeting with the Chief Executive Officer, and circulate an agenda and materials for the meeting to the Board.

Independence

Pursuant to NI 52-110, an independent director is one who is free from any direct or indirect relationship which could, in the view of the Board, be reasonably expected to interfere with a director’s independent judgement.

The Board has considered the relationship of each of the directors to the Corporation and has determined that all of the director Nominees are independent within the meaning of NI 52-110, other than Mr. Hayek, Chief Executive Officer of the Corporation.

The Corporation has also taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management and, if deemed appropriate, additional independent committees may be appointed from time to time.

Directorships

No directors of the Corporation serve together as directors on the boards of other public companies. The following table sets out each director’s current directorship(s) with any other reporting issuer (or the equivalent of a reporting issuer):

Director Reporting Issuer

Roger Dent:

Quinsam Capital Corporation
California Nanotechnologies Corp.
Omni-Lite Industries Canada, Inc.
VitalHub Corp.
Deveron UAS Corp.

Sheldon Pollack:

OV2 Investment 1 Inc.

Exelerate Capital Corp

Elisabeth Donohue:

NRG Energy, Inc.

Board Mandate

The Board is responsible for representing the shareholders of the Corporation, enhancing and maximizing shareholder value and conducting the business and affairs of the Corporation ethically and in accordance with the highest standards of corporate governance. The Board has adopted the written mandate set forth in Schedule A, which describes the duties and responsibilities of the Board in the following areas:

•	delegations and approvals of authority;

•	strategic planning and risk management;

•	corporate ethics and integrity;

•	appointment and supervision of management and, as appropriate, succession planning;

•	monitoring of financial reporting and management;

•	corporate disclosure and communications;

•	corporate policies; and

•	review of its mandate.

Position Descriptions

Our Board has adopted a written position description for the chair of the Board. The written position description sets out the chair of the Board’s key responsibilities, including, among others, duties related to:

•	establishing procedures to govern the Board’s work and ensuring the Board’s full discharge of its duties;

•	chairing Board meetings and meetings of shareholders;

•	identifying guidelines for the selection of, and evaluation of conduct of, the directors;

•	liaising between the Board and management; and

•	carrying out duties as requested by the Board as a whole.

Our Board has adopted a written position description for each of our committee chairs which sets out each of the committee chair’s key responsibilities, including, among others, duties relating to setting committee meeting agendas, chairing committee meetings and working with the respective committee and management to ensure, to the greatest extent possible, the effective functioning of the committee.

Our Board has adopted a written position description for our Chief Executive Officer which sets out the key responsibilities of our Chief Executive Officer, including, among other duties in relation to providing overall leadership, strategic planning and business and organizational management.

Orientation and Continuing Education

Through the CCG Committee, new directors will be provided with an orientation and education program regarding the business and operations of the Corporation, and will have opportunities to set up meetings and discussions with senior management and other Board members. New directors will also be provided with written information about the duties and obligations of Board members and will receive documents from recent meetings. The Corporation will tailor the orientation of each new Board member to that Board member’s individual needs and areas of interest.

Board members are encouraged to communicate with management and auditors, to keep themselves current with industry trends and developments and changes in legislation with management’s assistance and to attend related industry seminars.

Ethical Business Conduct

In fulfilling its mandate and approving various decisions put forth by management, the Board ensures that the measures taken by management comply with Canadian securities regulations and other applicable legislation. Members of the Board are aware of their fiduciary duties in their capacity as directors, which are set out in the CBCA. In exercising their powers and discharging their duties, members of the Board are required to act honestly and in good faith with a view to the best interests of the Corporation, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Board has adopted a written code of ethics entitled the “Code of Business Conduct and Conflict of Interest Policy” (the “Business Code”), which applies to all employees, contractors, consultants and agents of the Corporation. The purpose of the Business Code is to, among other things, ensure that the Corporation, and all of its employees, contractors, consultants and agents, adhere to the highest ethical standards in all of its business activities. A copy of the Business Code is available on request from the Corporation.

The Audit Committee is responsible for compliance issues relating to the Business Code, and the Corporation’s Whistle Blowing Policy (described below) contains the procedures by which an individual can report actual or potential violations of the Business Code to the Corporate Secretary or the Audit Committee. The Business Code provides that any violations of the Business Code by any employee may be grounds for disciplinary action including termination. Pursuant to the Business Code, employees, contractors, consultants and agents of the Corporation are required to disclose to the Corporation any possible conflicts of interest and obtain approval to pursue such interest. The fiduciary duties placed on individual directors pursuant to corporate legislation and the common law, and the conflict of interest provisions under corporate legislation which restrict an individual director’s participation in decisions of the Board in which the director has an interest, ensure that the Board operates independently of management and in the best interests of the Corporation.

Nomination of Directors

Directors serve one-year terms and are elected at each annual meeting of shareholders. The Board is responsible for identifying nominees who it believes have the competencies and skills to facilitate effective decision making. The Chair and Chief Executive Officer are consulted and have input in the nomination process. There is no retirement policy for directors.

Compensation

Through the CCG Committee, the Board reviews the compensation of directors to ensure that the compensation of directors realistically reflects the responsibilities and risks involved in being an effective director. The Board also reviews the compensation of the Chief Executive Officer and Chief Financial Officer to ensure that it is competitive within the industry and that the form of compensation aligns the interests of such officers with those of the Corporation. When making determinations of the Chief Executive Officer’s compensation level, the CCG Committee will evaluate the Chief Executive Officer’s performance against the Corporation’s corporate goals and objectives.

The Corporation has engaged Meridian Compensation Partners, LLC as an independent compensation consultant to the Corporation and the Corporation has implemented the Share Ownership Policy in which each director is required to own shares (or share equivalents, such as DSUs) with a market value equal to three times the annual compensation of such director. Please see “Compensation Governance” for additional information.

Assessments

The Board, its committees and its individual directors are assessed at least annually as to their effectiveness and contribution. The Board reviews recommendations from the CCG Committee, assesses the skills and abilities of each existing director and considers and identifies additional skills and abilities that may be required in order to improve the efficiency and competency of the Board.

Director Term Limits and Other Mechanisms of Board Renewal

The Board believes that the need to have experienced directors who are familiar with the business of the Corporation must be balanced with the need for renewal, fresh perspectives and a healthy skepticism when assessing management and its recommendations.

The Board has not adopted director term limits or other mechanisms of board renewal because:

•	after considering the director profile at the Corporation, the Board determined that a term limit was not appropriate in the context of the Corporation;

•	the Corporation has found that having long standing directors on its Board does not negatively impact board effectiveness, and instead contributes to boardroom dynamics such that the Corporation has for many years had a consistently high performing Board;

•	the implementation of director term limits is problematic, as it is an inappropriate and unproven method of encouraging board effectiveness;

•	the imposition of director term limits on a board implicitly discounts the value of experience and continuity amongst board members and runs the risk of excluding experienced and potentially valuable board members as a result of an arbitrary determination;

•	the impositions of rigid, prescribed term limits on the tenure of directors implies that boards cannot properly govern themselves, by usurping core functions of the board and replacing them with fixed criteria that may not adequately represent the interests of shareholders;

•	it is important to retain directors who hold significant investments in the Corporation;

•	it is important to ensure that directors with significant and unique business experience in the Corporation’s industry be retained; and

•	that directors with the level of understanding of the Corporation’s business, history and culture acquired through long service on the Board provide additional value.

Policies Regarding Representation of Designated Groups on the Board

The Corporation has not adopted a written policy relating to the identification and nomination of women, Aboriginal peoples, persons with disabilities and members of visible minorities (collectively, “Designated Groups”) as directors to the Corporation’s Board.

The Corporation has not adopted such a policy, written or otherwise, because the Board generally considers diversity of race, ethnicity, gender, age, national origin, Aboriginal status, disability, sexual orientation, visible minority status, cultural background, professional experience and other factors in evaluating candidates for board membership. While the Corporation does not have a specific policy, we consider diversity of race, ethnicity, gender, age, national origin, Aboriginal status, disability, sexual orientation, visible minority status, cultural background, professional experience and other factors in evaluating candidates for board membership.

Consideration of the Representation of Designated Groups in the Director Identification and Selection Process

In considering the level of representation of Designated Groups on the Board, the CCG Committee takes into account the following factors:

•	the competencies and skills the Board, as a whole, should possess;

•	the competencies, skills and personal and other diverse qualities the existing directors possess;

•	the competencies, skills and personal and other diverse qualities required for new directors in order to add value to the Corporation in light of opportunities and risks facing the Corporation; and

•	the size of the Board, with a view to facilitating effective decision-making.

Selection of candidates to the board from Designated Groups will be, in part, dependent upon the pool of such candidates with the necessary skills, knowledge and experience. The ultimate decision will be based on merit and contribution the chosen candidate will bring to the Board.

Consideration of the Representation of Designated Groups in Executive Officer Appointments

In considering the level of representation of members of Designated Groups in executive officer positions, the Corporation takes into account the following factors:

•	the competencies and skills the executive team, as a whole, should possess;

•	the competencies, skills and personal and other diverse qualities the existing executive officers possess; and

•	the competencies, skills and personal and other diverse qualities required for new executive officers in order to add value to the Corporation in light of opportunities and risks facing the Corporation.

Issuer’s Targets Regarding the Representation of Designated Groups on the Board and in Executive Officer Positions

Board of Directors

The Corporation has not adopted a target for Designated Groups on the Board because the Corporation does not believe that any director nominee should be chosen nor excluded solely or largely because of diversity of race, ethnicity, gender, age, national origin, Aboriginal status, disability, sexual orientation, visible minority status or cultural background. In selecting a director nominee, the CCG Committee focuses on skills, expertise and background that would complement the existing board.

Directors will be recruited based on their ability and contributions.

Executive Officers

The Corporation has not adopted a target for Designated Groups in executive officer positions because the Corporation does not believe that any candidate for an executive officer position should be chosen nor excluded solely or largely because of diversity of race, ethnicity, gender, age, national origin, Aboriginal status, disability, sexual orientation, visible minority status or cultural background. In selecting candidates, the Corporation considers the skills, expertise and background that would complement the existing management team.

Executive officers will be recruited based on their ability and contributions.

Number of Members of Designated Groups on the Board and in Executive Officer Positions

The following table outlines the number and proportion, expressed as a percentage, of members of each Designated Group who hold positions on the Corporation’s Board and as executive officers, including all of the Corporation’s major subsidiaries (as that term is defined in National Instrument 55-104 – Insider Reporting Requirements and Reporting Exemptions and the Canada Business Corporations Regulations, 2001) as at December 31, 2020. The information in the following table is based on a survey of the Corporation’s Board and executive officers conducted by the Corporation on an anonymous and voluntary basis.

	Directors		Executive Officers
	Number	Proportion	Number	Proportion
Women	0	0%	1	20%
Aboriginal peoples	0	0%	0	0%
Persons with disabilities	0	0%	0	0%
Members of visible minorities	0	0%	0	0%

On March 26, 2021, the Corporation announced that it had been included on the 2021 Report on Business Women Lead Here list, an annual editorial benchmark to identify best-in-class executive gender diversity in corporate Canada. As at December 31, 2020, women comprise 20% of NEO and executive positions and 50% of executive vice-president or vice-president positions of the Corporation. In aggregate, women comprise 31% of all corporate leadership positions, all of whom are instrumental in the growth of the Corporation. For additional information, please refer to the news release dated March 26, 2021, which is available on the Corporation’s SEDAR profile at www.sedar.com.

Audit Committee

Detailed information about the Corporation’s Audit Committee, including the mandate of the Audit Committee and a copy of its charter, can be found in the Corporation’s Annual Information Form for the year ended December 31, 2020 on SEDAR at www.sedar.com under the heading “Audit Committee”.

Compensation and Corporate Governance Committee

The CCG Committee is charged with reviewing, overseeing and evaluating the nominating policies and the compensation policies of the Corporation. In particular, the CCG Committee is responsible for: (i) reviewing and making recommendations to the Board concerning any change in the size of the Board or its composition, including the candidate selection process and orientation of new members of the Board; (ii) establishing procedures to allow the directors of the Corporation to function independently of management; (iii) appointing and compensating officers and approving succession plans for officers; and (iv) overseeing any compensation or benefit plans of the Corporation.

The CCG Committee is also responsible for the governance practices of the Corporation. To discharge this duty, the CCG Committee, among other things: (i) reviews and recommends to the Board annually a statement of corporate governance practices; (ii) evaluates the competencies and skills that the Board considers integral to the Corporation and the Board, as a whole; (iii) reviews annually the CCG Committee’s mandate and terms of reference; (iv) establishes, reviews and updates the Business Code; and (v) ensures that management properly monitors the Corporation’s compliance with the Business Code.

Other Committees

During the year-ended December 31, 2020, the Corporation established (i) a health and wellness committee (the “Health and Wellness Committee”) and (ii) a diversity committee (the “Diversity Committee”). The Health and Wellness Committee is tasked with assessing, planning, and implementing activities and programs that promote mental and physical wellbeing within the Corporation. The Diversity Committee is mandated with assessing the Corporation’s approach to equity, diversity and inclusion in the workplace. The Corporation established the Health and Wellness Committee and Diversity Committee to create a targeted and focused approach to health, wellness and diversity initiatives within the firm, with the goal of furthering such initiatives in the coming years.

Other Governance Policies

Communication and Disclosure Policy

The Board has adopted a disclosure policy (the “Disclosure Policy”) to ensure, among other things: (i) that the Corporation complies with the requirement to disclose material information under applicable laws and TSX rules; (i) that the Corporation prevents the selective disclosure of material changes; (iii) that the disclosure of material information respecting the business and affairs of the Corporation be timely, factual and accurate; (iv) that all communications are broadly disseminated in accordance with all applicable legal and regulatory requirements; and (v) that persons to whom the policy applies understand their obligations to preserve the confidentiality of undisclosed material information. The Disclosure Policy applies to all employees, Board members, officers, consultants, advisors, and insiders of the Corporation, as well as any other person authorized to act as a spokesperson of the Corporation. The Disclosure Policy provides that any violations of the Disclosure Policy by any employee may be grounds for disciplinary action including termination.

Securities Trading and Confidentiality of Information Policy

The Board has adopted an insider trading policy (the “Trading Policy”) to maintain the confidentiality of material non-public information and ensure strict compliance by all insiders with all requirements relating to the reporting of insider trading and with respect to trading when in possession of material non-disclosed information. The Trading Policy applies to all of the Board members and the officers of the Corporation and its subsidiaries or affiliates (“Restricted Persons”) and provides that Restricted Persons who come into possession of material non-public information concerning the Corporation must not intentionally or inadvertently communicate that information to any person unless the person has a need to know the information for legitimate, business-related reasons.

The Trading Policy also applies to employees of the Corporation as it prohibits the communication of confidential information, except where such communication is necessary in the course of business. Employees who are unsure whether a particular disclosure qualifies as in the necessary course of business should discuss such disclosure with the Chief Executive Officer or Chief Financial Officer of the Corporation. Any violations of the Trading Policy may also violate certain securities laws.

Whistle Blowing Policy

The Board has adopted a whistle blowing policy (the “Whistle Blowing Policy”) which establishes procedures for: (i) the receipt and treatment of complaints received by the Corporation regarding financial statement disclosures, accounting, internal accounting controls, or auditing matters; and (ii) the submission by employees of the Corporation, on a confidential or anonymous basis, of concerns regarding questionable financial statement disclosures, accounting, internal accounting, or auditing matters.

Following the receipt of any complaints submitted under the Whistle Blowing Policy, the Corporate Secretary or the Audit Committee will investigate each matter so reported and take corrective and disciplinary actions as necessary. The Audit Committee may enlist employees, or outside legal, accounting, or other advisors, as appropriate, to conduct any investigation of complaints regarding financial statement disclosures, accounting, international accounting controls, or auditing matters.

OTHER INFORMATION

Indebtedness of Directors and Executive Officers

Other than as set out below, no individual who is, or at any time during the most recently completed fiscal year of the Corporation was, a director or executive officer of the Corporation, nor any proposed nominee for election as a director of the Corporation, nor any associate of any of the foregoing is, or at any time since the beginning of the most recently completed fiscal year of the Corporation has been, indebted to the Corporation or any of its subsidiaries or was indebted to another entity, which such indebtedness is, or at any time since the beginning of the most recently completed fiscal year of the Corporation was, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

The following table outlines the aggregate indebtedness of all executive officers, directors, employees and former executive officers, directors and employees of the Corporation or any of its subsidiaries outstanding as at May 13, 2021 entered into in connection with (a) a purchase of securities and (b) all other indebtedness:

AGGREGATE INDEBTEDNESS ($)
Purpose	To the Corporation or its Subsidiaries	To Another Entity
(a)	(b)	(c)
Share Purchases	$0	$0
Other	$0	$0

During the year ended December 31, 2019, the Corporation issued to each of Tal Hayek (Co-Founder, Chief Executive Officer and a Director of the Corporation), Rachel Kapcan (Co-Founder and Vice-President of Client Operations) and Joe Ontman (Co-Founder and Chief Business Development Officer) an unsecured, non-interest bearing loan of $60,000. Each non-interest bearing loan was repaid in full on September 30, 2020. Additional details respecting such indebtedness are set out in the following table:

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS UNDER (1) SECURITIES PURCHASE AND (2) OTHER PROGRAMS
Name and Principal Position	Involvement of Corporation or Subsidiary	Largest Amount Outstanding During year ended December 31, 2020 ($)	Amount Outstanding as at the date of this Circular ($)	Financially Assisted Securities Purchases During year ended December 31, 2020 (#)	Security for Indebtedness	Amount Forgiven During year ended December 31, 2020 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Securities Purchase Programs
N/A	N/A	N/A	N/A	N/A	N/A	N/A
Other Programs
Tal Hayek	Nil	60,000	Nil	Nil	Nil	Nil
Rachel Kapcan	Nil	60,000	Nil	Nil	Nil	Nil
Nathan Mekuz	Nil	Nil	Nil	Nil	Nil	Nil
Joe Ontman	Nil	60,000	Nil	Nil	Nil	Nil

Interest of Informed Persons in Material Transactions

Other than as disclosed below, the Corporation’s management is not aware of any material interest, direct or indirect, of any informed person of the Corporation, any proposed director of the Corporation, or any associate or affiliate of any informed person or proposed director, in any transaction since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect AcuityAds or any of its subsidiaries.

On June 15, 2018, the Corporation closed a $7,263,000 subordinated term loan (the “2018 Term Loan”) from a group of private lenders (the “2018 Term Loan Lenders”). The 2018 Term Loan was made pursuant to a credit agreement dated as of June 15, 2018, as amended March 21, 2019, between a subsidiary of the Corporation, Cancor Debt Agency (as collateral agent) and the 2018 Term Loan Lenders (including the following executives and directors of the Corporation: Sheldon Pollack, (Director and Chairman of the Board), Tal Hayek (Co-Founder, Chief Executive Officer and a Director of the Corporation), Rachel Kapcan (Co-Founder and Vice-President of Client Operations), Nathan Mekuz (Co-Founder and Vice-President of Artificial Intelligence), Joe Ontman (Co-Founder and Chief Business Development Officer), Igal Mayer (Director), Jonathan Pollack (Chief Financial Officer) and Roger Dent (Director)). The Corporation used the funds from the 2018 Term Loan to complete the acquisition of ADman Media (approximately $2,700,000), repay approximately $800,000 of existing higher-cost term loans and for general corporate purposes including funding continued growth. The 2018 Term Loan (as amended) had a term of three years and accrued interest at a rate of 12.0% per annum. The 2018 Term Loan Lenders were issued an aggregate of 2,420,990 warrants (the “June 2018 Warrants”) as bonus warrants in connection with the 2018 Term Loan. Each June 2018 Warrant entitles the lender to acquire one Common Share for a period of two years at an exercise price of $1.01, which represents the closing price of the Common Shares on June 14, 2018. The Corporation also agreed to pay a nominal fee to two eligible finders assisting in the 2018 Term Loan.

On April 14, 2020, the Corporation entered into a US $21,850,000 credit facility with Silicon Valley Bank, with approximately $5.3 million of such proceeds being used to repay the 2018 Term Loan. In connection with the repayment of the 2018 Term Loan, the executives and directors of the Corporation listed in the above paragraph collectively received repayments of the debt they held in the aggregate amount of $1,372,244.

On December 4, 2020, the Corporation and certain of its shareholders completed a short form prospectus bought deal offering comprised of 1,968,000 common shares issued from treasury and offered by the Corporation for gross proceeds to the Corporation of approximately $12 million and 1,804,000 common shares offered by certain of AcuityAds’ shareholders, namely 2794606 Ontario Ltd. and OV2 Capital Inc., for gross proceeds to those selling shareholders of approximately $11 million. 2794606 Ontario Ltd. is an entity owned by Tal Hayek (Co-Founder, Chief Executive Officer and a director of the Corporation), Rachel Kapcan (Co-Founder and VP of Client Operations), and Joe Ontman (Co-Founder and Chief Business Development Officer) and OV2 Capital Inc. is an entity controlled or directed by Sheldon Pollack (Director and Chairman of the Board). For additional information, please refer to the news release dated December 4, 2020, which is available on the Corporation’s SEDAR profile at www.sedar.com.

SHAREHOLDER PROPOSALS

A shareholder intending to submit a proposal at the Corporation’s next annual meeting of shareholders must comply with the applicable provisions of the CBCA. The Corporation will include a shareholder proposal in the management information circular prepared for such annual meeting of shareholders provided such proposal is received by the Corporation at its head office on or before March 12, 2022 and provided such proposal is required by the CBCA to be included in the Corporation’s management information circular.

ADDITIONAL INFORMATION

Additional information, including financial information, which is provided in the Corporation’s audited consolidated comparative annual financial statements and management’s discussion and analysis for the financial year ended December 31, 2020, can be found on SEDAR at www.sedar.com. Shareholders may also contact us by telephone at 416-218-9888 or by mail at the address shown on the Corporations’ SEDAR profile at www.sedar.com to request copies of these documents free of charge.

DIRECTORS’ APPROVAL

The contents of this management information circular and the sending thereof to each director, to each shareholder of the Corporation whose proxy has been solicited and the auditors of the Corporation have been approved by the Board.

BY ORDER OF THE BOARD OF DIRECTORS

“Tal Hayek” (signed)

Chief Executive Officer and Director

May 13, 2021

Toronto, Ontario

SCHEDULE A -

BOARD MANDATE

See attached.

MANDATE OF THE BOARD OF DIRECTORS

1.0	Introduction

The board of directors (the “Board”) of AcuityAds Holdings Inc. (“Company”) is elected by the shareholders of Company and is responsible for the stewardship of Company. The purpose of this mandate is to describe the principal duties and responsibilities of the Board, as well as some of the policies and procedures that apply to the Board in discharging its duties and responsibilities.

2.0	Chairperson of the Board

The chairperson of the Board (“Chairperson”) will be appointed by the Board, after considering the recommendation of the Compensation and Corporate Governance Committee, for such term as the Board may determine.

3.0	Independence

The Board will be comprised of a majority of independent directors. Where the Chairperson is not independent, the independent directors will select one of their number to be appointed lead director of the Board for such term as the independent directors may determine. If Company has a non-executive, independent Chairperson, then the role of the lead director will be filled by the non-executive Chairperson. The lead director or non-executive Chairperson will chair regular meetings of the independent directors and assume other responsibilities that the independent directors as a whole have designated.

4.0	Role and Responsibilities of the Board

The role of the Board is to represent the shareholders of Company, enhance and maximize shareholder value and conduct the business and affairs of Company ethically and in accordance with the highest standards of corporate governance. The responsibilities of the Board include:

•	strategic planning;

•	understanding and monitoring the political, cultural, legal and business environments in which Company operates;

•	ensuring that procedures are in place for the management of risks identified with management;

•	review and approve annual operating plans and budgets;

•	corporate ethics and integrity;

•	the appointment and supervision of management and, as appropriate, succession planning;

•	delegations and general approval guidelines for management;

•	monitoring financial reporting and management;

•	monitoring internal control and management information systems;

•	corporate disclosure and communications;

•	adopting measures for receiving feedback from stakeholders; and

•	adopting key corporate policies designed to ensure that Company, its directors, officers and employees comply with all applicable laws, rules and regulations and conduct their business ethically and with honesty and integrity.

Meetings of the Board will be held at least quarterly, with additional meetings to be held depending on the state of Company’s affairs and in light of opportunities or risks which Company faces. In addition, separate, regularly scheduled meetings of the independent directors of the Board will be held at which members of management are not present.

5.0	Delegations and Approval Authorities

The Board will delegate to the Chief Executive Officer and senior management authority over the day-to- day management of the business and affairs of Company. This delegation of authority may be subject to specified financial limits and any transactions or arrangements in excess of general authority guidelines will be reviewed by and subject to the prior approval of the Board. The Board may delegate certain matters it is responsible for to Board committees, presently consisting of the Audit Committee and the Compensation and Corporate Governance Committee.

6.0	Strategic Planning Process and Risk Management

The Board is responsible for strategic planning regarding the establishment of objectives and goals for Company’s business and the review, approval and modification as appropriate of the strategies proposed by senior management to achieve such objectives and goals. The Board will review and approve an annual plan which takes into account, among other things, the opportunities and risks of Company’s business and affairs.

The Board, in conjunction with management, shall be responsible to identify the principal risks of Company’s business and oversee management’s implementation of appropriate systems to effectively monitor, manage and mitigate the impact of such risks.

7.0	Ethics and Integrity

The Board will set the ethical tone for Company and its management and foster ethical and responsible decision making by management. The Board will take all reasonable steps to satisfy itself of the integrity of the Chief Executive Officer and management and satisfy itself that the Chief Executive Officer and management create a culture of integrity throughout the organization.

8.0	Succession Planning, Appointment and Supervision of Management

The Board will approve the succession plan for the Company, including the selection, appointment, supervision and evaluation of the Chief Executive Officer and the other senior officers of the Company, and will also approve the compensation of the Chief Executive Officer and the other senior officers of Company upon recommendation of the Compensation and Corporate Governance Committee.

9.0	Monitoring of Financial Reporting and Management

The Board will approve all regulatory filings, including the annual audited financial statements, interim financial statements, the notes and management discussion and analysis accompanying such financial statements, quarterly and annual reports, management proxy circulars, annual information forms, prospectuses, and all equity financings, borrowings and all annual operating plans and budgets.

The Board will adopt procedures that seek to ensure: the integrity of internal controls and management information systems; compliance with all applicable laws, rules and regulations; and prevention of violations of applicable laws, rules and regulations relating to financial reporting and disclosure, violation of Company’s code of business conduct and ethics and fraud.

10.0	Corporate Disclosure and Communications

The Board will seek to ensure that corporate disclosure of the Company complies with all applicable laws, rules and regulations and the rules and regulations of the stock exchanges upon which Company’s securities are listed. In addition, the Board will adopt procedures that seek to ensure the Board receives feedback from security holders on material issues.

11.0	Corporate Policies

The Board will adopt and review policies and procedures designed to ensure that Company, its directors, officers and employees comply with all applicable laws, rules and regulations and conduct Company’s business ethically and with honesty and integrity. Principal policies consist of:

•	Code of Business Conduct and Conflict of Interest Policy;

•	Securities Trading and Confidentiality of Information Policy;

•	Whistleblower Protection Policy;

•	Majority Voting Policy;

•	Disclosure Controls and Procedures; and

•	Internal Controls Over Financial Reporting.

12.0	Review of Mandate

The Compensation and Corporate Governance Committee will periodically review and assess the adequacy of this mandate and recommend any proposed changes to the Board for consideration.

The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to securityholders of the Company or other liability whatsoever.

Dated:	May 10, 2021

Approved by:	Board of Directors

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